Exhibit 2

Council of Europe Development Bank Year ended 31 December 2019

Independent auditor’s report on the annual financial statements

ERNST & YOUNG Audit

Council of Europe Development Bank

Year ended 31 December 2019

Independent auditor’s report on the annual financial statements

To the Members of the Governing Board, the Administrative Council and the Auditing Board of the Council of Europe Development Bank,

Opinion

We have audited the annual financial statements of the Council of Europe Development Bank (the “Bank”), which comprise the balance sheet as at 31 December 2019 and the income statement, the statement of comprehensive income, the statement of changes in equity, the statement of cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying annual financial statements present fairly, in all material respects, the financial position of the Bank as at 31 December 2019, and its financial performance and cash flows for the year then ended, in accordance with International Financial Reporting Standards as adopted by the EU.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (IESBA Code) together with the ethical requirements that are relevant to our audit of the annual financial statements in France, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

We draw attention to Note A “Summary of principal accounting methods applied by the Bank” and other notes to the annual financial statements which describe the change in accounting methods in relation to the first-time application of phase 3 of IFRS 9 “Financial Instruments” regarding hedge accounting and of IFRS 16 “Leases”, as well as the effects thereof. Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Valuation of financial assets at fair value through equity and derivatives

Risk identified

As at 31 December 2019, financial instruments at fair value through profit or loss amounted to K€ 313,302 in assets and K€ 187,340 in liabilities. Hedging derivative financial instruments amounted to K€ 838,246 in assets and K€ 531,460 in liabilities. Financial assets at fair value through equity amounted to K€ 4,117,841.

As set out in Note A to the annual financial statements, the financial assets and liabilities under these categories are valued and recorded at their market value. The market value of these instruments is determined either by using quoted prices on an active market or by applying a valuation technique including:

●	the mathematical calculation methods based on financial assumptions;
●	the parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

Given the significance of those financial instruments, the related estimation inherent uncertainty and the first-time application of phase 3 of IFRS 9 at 1 January 2019, we considered the valuation of financial assets at fair value through equity and derivatives as a key audit matter.

Our response

We obtained an understanding of the Bank’s process related to the determination of the fair value of securities portfolio, interest-rate swaps and currency-rate swaps, as well as the methodology implemented by the Bank to check market prices in liquid markets or to model the fair valuation.

We obtained and understanding of the Bank’s process and methodology related to the identification and calculation of the impact of the first-time application of IFRS 9 at 1 January 2019.

For securities, we compared the valuation of fair values to market prices available and reconciled their classification to the three levels of fair value at year-end.

For swaps, we compared the valuation of swaps to external information prepared by the counterparties and recalculated the valuation for a sample of interest-rate swaps (IRS) and currency-interest-rate swaps (CIRS).

Responsibilities of Management and Those Charged with Governance for the Annual Financial Statements

Management is responsible for the preparation and fair presentation of the annual financial statements in accordance with International Financial Reporting Standards as adopted by the EU, and for such internal control as management determines is necessary to enable the preparation of annual financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the annual financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Council of Europe Development Bank	2

Auditor’s Responsibilities for the Audit of the Annual Financial Statements

Our objectives are to obtain reasonable assurance about whether the annual financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these annual financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the annual financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the annual financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.
●	Evaluate the overall presentation, structure and content of the annual financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Paris-La Défense, 3 March 2020

The Independent Auditor ERNST & YOUNG Audit Luc Valverde

Council of Europe Development Bank	3

Exhibit 2

FINANCIAL STATEMENTS 2019

FINANCIAL STATEMENTS 2019

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank's objectives

"The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created".

(Articles of Agreement, Article II).

Sectors of action

The Council of Europe Development Bank (CEB or the Bank) contributes to the implementation of socially-orientated investment projects in favour of social cohesion. In accordance with Administrative Council Resolution 1611 (2019), it does so through three major sectorial lines of action, namely:

•	Inclusive growth: working to guarantee access to economic opportunities to ensure a prosperous future for all.
•	Support for vulnerable groups: helping to integrate the most vulnerable citizens to nurture a more diverse society.
•	Environmental sustainability: supporting a livable society that promotes environmental sustainability, mitigates and adapts to climate change.

Projects can fall into one, two or three of the sectorial lines of action cited above. These sectorial lines of action reflect both the CEB’s specific social vocation and the development logic underpinning all its activity in the following sectors of action: aid to refugees, migrants, displaced persons and other vulnerable groups; housing for low-income persons, improving living conditions in urban and rural areas, natural or ecological disasters, protection of the environment, protection and rehabilitation of the historic and cultural heritage, health, education and vocational training, administrative and judicial infrastructures, supporting MSMEs for the creation and preservation of viable jobs.

Accounting standards

The CEB applies since 1 January 2019 phase 3 of the accounting standard IFRS 9 "Financial Instruments" related to hedge accounting (micro hedging) and IFRS 16 "Leases". Phase 1 ("Classification and measurement of financial instruments") and phase 2 ("Impairment for credit risk on financial instruments, financing commitments and financial guarantees given") of IFRS 9 are applied by the Bank since 1 January 2018.

The following balance sheet includes comparative data as at 1 January 2019 taking into account the effects of the first application of phase 3 of IFRS 9, detailed in Note B.

2

FINANCIAL STATEMENTS 2019

Balance sheet

In thousand euros
	Notes	31/12/2019	01/01/2019 (*)	31/12/2018

Assets
Cash in hand, balances with central banks		677 861	450 113	450 113
Financial instruments at fair value through profit or loss	D	313 302	256 852	256 852
Hedging derivative financial instruments	D	838 246	710 648	710 648
Financial assets at fair value through equity	H	4 117 841	4 099 228	4 099 228
Financial assets at amortised cost	H
Loans		15 807 267	14 882 674	14 882 657
Advances		2 169 183	1 379 693	1 379 693
Debt securities		1 977 538	2 138 720	2 138 720
Tangible and intangible assets	I	57 824	55 572	55 572
Other assets	J	182 729	374 506	374 506

Total assets		26 141 791	24 348 006	24 347 989

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	D	187 340	435 279	435 279
Hedging derivative financial instruments	D	531 460	442 831	442 831
Financial liabilities at amortised cost	K
Amounts owed to credit institutions and to customers		153 940	184 266	184 266
Debt securities in issue		21 228 068	19 533 779	19 556 765
Other liabilities	J	583 134	395 904	395 904
Social Dividend Account	L	48 544	52 178	52 178
Provisions	M	320 501	257 605	257 605

Total liabilities		23 052 987	21 301 842	21 324 828

Equity
Capital	N
Subscribed		5 472 219	5 472 219	5 472 219
Uncalled		(4 859 802)	(4 859 802)	(4 859 802)
Called		612 417	612 417	612 417
General reserve		2 456 101	2 358 647	2 352 515
Profit to be appropriated			97 453
Net profit		104 685		97 453
Total capital, general reserve and net profit		3 173 203	3 068 517	3 062 385
Gains or losses recognised directly in equity		(84 399)	(22 353)	(39 224)
Total equity		3 088 804	3 046 164	3 023 161

Total liabilities and equity		26 141 791	24 348 006	24 347 989

(*) Amounts adjusted for the effects of the first application of phase 3 of IFRS 9 (cf. Note B).

3

FINANCIAL STATEMENTS 2019

Income statement

In thousand euros
	Notes	2019	2018

Interest and similar income
Financial assets at fair value through equity		40	(3 538)
Loans and advances at amortised cost		71 827	59 828
Debt securities at amortised cost		62 432	64 937

Interest expenses and similar charges
Amounts owed to credit institutions and to customers at amortised cost		2 233	1 193
Debt securities in issue at amortised cost		25 215	32 292
Other interest expenses and similar charges		(5 158)	(5 376)

Interest margin	O	156 589	149 336

Net gains or losses from financial instruments at fair value through profit or loss	Q	665	(237)
Net gains from financial assets at fair value through equity		47	398
Commissions (income)		1 242	4 120
Commissions (expenses)		(2 010)	(2 382)

Net banking income		156 533	151 235

General operating expenses	R	(49 027)	(47 118)
Depreciation and amortisation charges of tangible and intangible assets	I	(4 786)	(3 845)

Gross operating income		102 720	100 272

Cost of risk	S	1 965	(2 819)

Net profit		104 685	97 453

4

FINANCIAL STATEMENTS 2019

Statement of comprehensive income

In thousand euros
	2019	2018

Net profit	104 685	97 453

Items that may be reclassified to income statement	(11 941)	(20 799)
Changes in value of debt securities at fair value through equity	(1 148)	(20 098)
Changes in value of hedging derivative financial instruments	(10 793)	(701)

Items that will not be reclassified to income statement	(50 105)	(6 262)
Changes in actuarial differences related to the pension scheme	(42 523)	(5 518)
Changes in actuarial differences related to the other post-employment benefits	(7 774)	(714)
Changes in value of equity instruments	192	(30)

Total other elements of comprehensive income	(62 046)	(27 061)

Comprehensive income	42 639	70 392

Statement of changes in equity

						In thousand euros
	Capital and reserves			Gains or losses recognised directly in equity
	Called capital	Reserves and result	Total.	Debt securities at fair value through equity	Hedging derivative financial instruments	Actuarial differences	Equity instruments	Total	Total equity
Equity as at 1 January 2018	612 417	2 352 515	2 964 932	50 458		(62 621)		(12 163)	2 952 769

Net profit 2018		97 453	97 453						97 453
Changes in value of assets and liabilities recognised directly in equity				(20 098)	(701)	(6 232)	(30)	(27 061)	(27 061)

Equity as at 31 December 2018	612 417	2 449 968	3 062 385	30 360	(701)	(68 853)	(30)	(39 224)	3 023 161

Reclassification of equity instruments				(459)			459
Effects of the application of IFRS 9 phase 3 (Note B)		6 132	6 132	(2 652)	19 523			16 871	23 003

Equity as at 1 January 2019	612 417	2 456 100	3 068 517	27 249	18 822	(68 853)	429	(22 353)	3 046 164

Net profit 2019		104 685	104 685						104 685
Changes in value of assets and liabilities recognised directly in equity				(1 148)	(10 793)	(50 297)	192	(62 046)	(62 046)

Equity as at 31 December 2019	612 417	2 560 786	3 173 203	26 101	8 029	(119 150)	621	(84 399)	3 088 804

5

FINANCIAL STATEMENTS 2019

Statement of cash flows

In thousand euros
For the year ended 31 December		2019	2018

	Net profit	104 685	97 453
+/-	Depreciation charges of tangible and intangible assets	4 786	3 845
+/-	Impairment allowance	(1 972)	2 833
+/-	Net loss/net profit from investing operations	17 707	20 550
+/-	Change in interest receivable	16 665	(16 843)
+/-	Change in interest payable	(64 017)	19 316
+/-	Other movements	12 273	12 836
	Total of non-monetary items included in the result	(14 558)	42 538

+	Reimbursements related to operations with credit institutions and customers	2 457 279	2 749 557
-	Disbursements related to operations with credit institutions and customers	(3 177 668)	(3 202 862)
+	Reimbursements related to other operations affecting financial assets or liabilities	5 788 488	7 512 879
-	Disbursements related to other operations affecting financial assets or liabilities	(5 518 097)	(7 946 699)
+/-	Cash flows related to operations affecting non-financial assets or liabilities	2 266	(16 070)
	Net cash flows from assets and liabilities resulting from operating activities	(447 732)	(903 194)

	Total net cash flows from operating activities (a)	(357 606)	(763 202)

+	Reimbursements related to debt securities at amortised cost	150 000	48 600
-	Disbursements related to debt securities at amortised cost
+/-	Cash flows related to tangible and intangible assets	(7 108)	(6 501)
	Total net cash flows from investing operations (b)	142 892	42 099

+/-	Cash flows from or to member states	(2 320)	(1 719)
+	Reimbursements related to debt securities in issue at amortised cost	10 597 526	12 226 594
-	Disbursements related to debt securities in issue at amortised cost	(9 263 466)	(11 857 395)
	Total net cash flows from financing operations (c)	1 331 741	367 481

	Effect of changes in foreign exchange rates on cash and cash equivalents (d)	7 166	133

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	1 124 193	(353 490)

	Cash and cash equivalents at the beginning of the financial year	1 425 892	1 779 382
	Cash in hand, balances with central banks	450 181	539 482
	Advances repayable on demand and term deposits with credit institutions	975 711	1 239 900
	Cash and cash equivalents at the end of the financial year	2 550 085	1 425 892
	Cash in hand, balances with central banks	677 948	450 181
	Advances repayable on demand and term deposits with credit institutions	1 872 137	975 711

	Changes in cash and cash equivalents	1 124 193	(353 490)

6

FINANCIAL STATEMENTS 2019

notes to the financial statements

NOTE A - Summary of principal accounting methods applied by the Bank

1.	Accounting standards

Applicable accounting standards

The Bank’s separate accounts are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union.

As of 1 January 2018, the Bank applies IFRS 9 "Financial Instruments". IFRS 9 replaces IAS 39 "Financial Instruments: Recognition and Measurement". It sets out the new principles for the classification and measurement of financial instruments (phase 1), for impairment for credit risk on financial instruments, financing commitments and financial guarantees given (phase 2), as well as for general hedge accounting, or micro hedging (phase 3).

However, the principles of IFRS 9 concerning hedge accounting (micro-hedging) have only been applied as of 1 January 2019, as the Bank had chosen, for the financial year 2018, the option provided by the standard to maintain the hedge accounting principles under IAS 39.

The objective of IFRS 9 phase 3 is to better align an entity’s risk management activities with the financial statements by changing some of the basics of hedge accounting.

Firstly, IFRS 9 phase 3 isolates the cost of hedging of hedging relationships and separately accounts for it in Equity. Under IAS 39, the cost of hedging, represented by the time value of options, forward points and currency basis spreads, was recorded in the Income statement.

For the CEB, these changes mainly impacted hedging relationships where the hedged items are designated with the following hedging instruments:

- fixed / floating cross currency swaps designated in Fair Value Hedges

- floating / floating cross currency swaps designated in Cash Flow Hedges.

Secondly, IFRS 9 changed the criteria to demonstrate the effectiveness of hedging relationships:

-	The requirement of IAS 39 of a correlation between the changes in the fair value of the hedged item and the changes in the fair value of the hedging instrument within a range of 80% -125% is no longer mandatory
-	IFRS 9 does not prescribe a specific method for assessing whether a hedging relationship meets the effectiveness criteria but allows both qualitative and quantitative effectiveness tests as long as:
▪	there is an economic relationship between the hedged item and the hedging instrument,
▪	credit risk does not dominate the value changes that result from that economic relationship and
▪	the hedging relationship continues to be aligned with the documented risk management strategy.

As of 1 January 2019, the Bank also applies IFRS 16 "Leases". This standard replaces IAS 17 "Leases" and modifies the accounting treatment of leases for the lessees. All leases within the scope of the standard must now be recognised in the lessee's balance sheet.

The amount representing the right-of-use of the leased asset during the term of the contract is recognised as a tangible asset and the amount corresponding to a lease liability is recognised as a liability.

In the income statement, the right-of-use is depreciated over the lifetime of the contract and an interest expense is recognised on the lease liability.

Presentation currency

The presentation currency of the financial statements is the euro. The amounts presented in the financial statements and in the notes are in thousands of euros, unless otherwise specified.

2.	Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Spot exchange positions are valued at the spot exchange rate at the end of the accounting period. The resulting exchange differences are recorded in the income statement.

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FINANCIAL STATEMENTS 2019

3.	Use of estimates

Within the context of IFRS application, the main area requiring judgment and value assessment relates to credit risk. Except for these aspects, the CEB's nature of operations does not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing its financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

4.	Financial assets and liabilities

Financial instruments represent the contractual rights or obligations to receive or pay cash or other financial assets. The CEB's banking activities are generally contractual in the form of financial instruments that cover a wide range of assets and liabilities such as loans, debt securities, debt securities in issue and derivatives (swaps, forwards).

In the financial statements, the classification and valuation method of financial assets and liabilities depends on their contractual characteristics as well as the manner in which the CEB manages these financial instruments.

However, this distinction is not applicable to derivative instruments that are always measured in the balance sheet at fair value regardless of the purpose of their holding (market activities or hedging transactions).

Classification and measurement of financial assets and liabilities

Upon initial recognition, financial assets and liabilities are classified in the balance sheet under three categories (amortised cost, fair value through profit or loss and fair value through equity) which determine their accounting treatment and subsequent measurement. This classification is based on the characteristics of their contractual cash flows and how the Bank manages its financial instruments (business model).

Analysis of contractual cash flow characteristics

The purpose of the analysis of contractual cash flows characteristics is to limit the possibility of recording income from financial assets using the effective interest method only for instruments whose characteristics are similar to those of a basic loan contract, implying a high predictability of the associated cash flows. All other financial assets that do not have such characteristics are measured at fair value through profit or loss, regardless of the business model in which they are held.

Contractual cash flows that represent only repayments of principal and interest payments on outstanding principal are consistent with a basic loan contract (SPPI flows: Solely Payments of Principal and Interest).

In a basic loan contract, interest consists primarily of consideration for the time value of money and for credit risk. All non-basic financial assets are required to be recognised at fair value through profit or loss, regardless of the business model in which they are held.

Analysis of the model

The business model represents the way in which instruments are managed to generate cash flows and income. To determine the classification and valuation method of financial assets, it is necessary to distinguish between three business models:

- a model based on collecting contractual cash flows from financial assets;

- a model based on collecting contractual cash flows from financial assets and selling these assets;

- a model specific to other financial assets, particularly transaction assets, in which the collection of contractual cash flows is incidental.

4.1 Financial assets at amortised cost

Financial assets are classified at amortised cost if the following two criteria are met: the business model consists of holding the instrument to collect the contractual cash flows ("Held to Collect") and the cash flows consist solely of payments of principal and interest on the principal.

Business model criteria

Financial assets are held to collect cash flows related to payments over the lifetime of the instrument.

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FINANCIAL STATEMENTS 2019

Cash flow criteria

The cash flow criteria is met if the contractual terms of the debt instrument give rise, on specified dates, to cash flows that are solely payments of principal and interest on the principal outstanding. The category "Financial assets at amortised cost" includes loans granted and securities held to collect contractual payments (Treasury bills, government bonds and other debt securities).

Recognition

Upon initial recognition, financial assets are accounted for at fair value, including transaction costs directly attributable to the instrument. Subsequently, they are valued at amortised cost, including accrued interest and net of principal and interest repayments during the period. These financial assets are also initially subject to an impairment calculation for expected credit losses (Note S). Interest is calculated using the effective interest rate method determined at the inception of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

4.2 Financial assets at fair value through equity

Debt instruments

Debt instruments are classified at fair value through equity if the following two conditions are met:

Business model criteria

Financial assets are held within a business model whose objective is achieved by both collecting of contractual cash flows and selling financial assets ("Held to Collect and Sell"). The latter is not incidental but is an integral part of the business model.

Cash flow criteria

The principles are identical to those applicable to financial assets at amortised cost. Securities that are held to collect contractual cash flows or to be sold and that comply with the cash flow criteria are mainly classified in this category.

Recognition

Upon initial recognition, financial assets are recognised at market value, including transaction costs directly attributable to the transaction. They are subsequently measured at fair value and changes in fair value are recorded in equity under "Gains or losses recognised directly in equity". These financial assets are also subject to a calculation of expected credit losses on the same terms as those applicable to debt instruments at amortised cost. On disposal, changes in value previously recognised in recyclable equity are reclassified to the income statement. On the other hand, interest is recognised in the income statement according to the effective interest rate method determined at the beginning of the contract.

In the context of fair value hedging transactions, the carrying amount of the assets is adjusted for gains and losses attributable to the hedged risk, in accordance with IFRS 9.

Equity instruments

Investments in equity instruments such as shares are classified by option, transaction by transaction, as financial assets at fair value through equity. When shares are sold, changes in value previously recorded in equity are not recognised in the income statement. Only dividends, provided that they represent a return on investment and not a repayment of capital, are recognised in the income statement. These instruments are not subject to impairment.

4.3 Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss concern debt instruments not held for trading that do not meet the criteria of the business model "Held to Collect" or "Held to Collect and Sell", or that of cash flows.

These financial instruments are recorded at their market value, initial transaction costs being directly recognised in the income statement. At end-date, changes in market value are recorded in the income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.4 Financial liabilities

An issued financial instrument or its components are classified as liabilities, in accordance with the economic substance of the legal contract.

Issued financial instruments qualify as debt instruments if there is a contractual obligation for the Bank to settle with their holder.

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FINANCIAL STATEMENTS 2019

Debt securities in issue

Debt securities in issue are initially recorded at their issuance value including transaction costs, and are subsequently valued at amortised cost by using the effective interest rate method.

In application of IFRS 9, within the context of fair value hedge transactions, the book value of issued debt is adjusted for the profits or losses relative to the hedged risk.

4.5 Financing and guarantee commitments

Financing and financial guarantee commitments that are not recognised as derivative instruments at fair value through profit or loss are presented in Note T relating to commitments given and received. They are depreciated for expected credit losses. These provisions are presented under the heading "Provisions".

4.6 Impairment of financial assets at amortised cost and debt instruments at fair value through equity

The credit risk impairment model is based on expected losses. This model applies to loans and debt instruments classified at amortised cost or at fair value through equity, loan commitments and given financial guarantee contracts that are not recorded at fair value through profit or loss.

General approach

The Bank identifies three "stages", each corresponding to a specific situation with respect to the evolution of credit risk of the counterparty since the initial recognition of the asset.

The 12-month expected credit losses "stage 1":

At the reporting date, if the credit risk of the financial instrument has not increased significantly since its initial recognition, impairment is recognised for this instrument in an amount equal to the 12-month expected credit losses (resulting from default risks within the next 12 months).

Full lifetime expected losses for not impaired assets "stage 2":

The impairment equals the lifetime expected credit losses (at maturity) if the credit risk of the financial instrument has increased significantly since initial recognition without the financial asset being impaired.

Full lifetime expected losses for impaired assets "stage 3":

When an asset is impaired, the impairment is also equal to the lifetime expected credit losses at maturity.

This general model is applied to all financial instruments within the scope of the impairment of IFRS 9.

Interest income is calculated on the gross book value for outstanding amounts of stage 1 and stage 2.

For the outstanding amounts within stage 3, interest income is calculated on the basis of the amortised cost balance (i.e. the gross book value adjusted for impairment allowances).

Default definition

The definition of default is identical to the definition used by the Basel ratios. Thus, the counterparties are considered to be in default when a payment delay longer than 90 days is noted.

Impaired financial assets

A financial asset is impaired and classified as stage 3 when one or more events having a negative impact on the future cash flow of that financial asset have occurred.

At the individual level, an objective indication of impairment includes any observable data relating to the following events: existence of contractual payments more than 90 days past due; the awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk.

Significant increase in credit risk

A significant increase in credit risk can be assessed by taking into account all reasonable and supportable information and by comparing a financial instrument’s risk of default at the end-date with its risk of default at initial recognition.

The assessment of deterioration is based on a comparison of ratings or probabilities of default at initial recognition of financial instruments with those existing at the reporting date.

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FINANCIAL STATEMENTS 2019

Expected losses measurement

Expected credit losses are defined as an estimate of credit losses (i.e. the present value of cash shortfalls) weighted by the probability of loss occurrence over the expected life of the financial instruments. They are calculated on an individual basis, for each exposure.

In practice, for exposures in stages 1 and 2, the expected credit losses are calculated as the Probability of Default (PD) multiplied by the Loss Given Default (LGD) and Exposure at Default (EAD), discounted at the effective interest rate of the exposure. They result from the default risk within the next 12 months (stage 1) or the risk of default over the lifetime till maturity (stage 2).

For exposures classified as stage 3, expected credit losses are calculated as cash flow shortfalls over the lifetime of the instrument, discounted at its effective interest rate. Cash flow shortfalls represent the difference between the contractual cash flows due and the expected cash flows.

The methodology implemented is based on existing concepts and frameworks (in particular the Basel framework).

Probability of Default (PD)

The Probability of Default is an estimate of the likelihood of a default over a given time horizon.

The measurement of expected credit losses requires the estimation of both 1-year probabilities of default and lifetime probabilities of default at maturity. The 1-year PD and the lifetime PD at maturity are point-in-time (PIT) probabilities derived from regulatory PD, based on long-term averages across the cycle, adjusted to reflect current conditions.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of PD data standardised according to the Bank's counterparty portfolios.

Loss Given Default (LGD)

Loss Given Default is the difference between the contractual cash flow and the expected cash flow, discounted at the effective interest rate at the date of default. The LGD is expressed as a percentage of the EAD.

The estimation of expected cash flow includes cash flows from the sale of collateral held or other credit enhancement if these are included in the contractual terms and are not accounted for separately by the entity, net of the costs of obtaining and selling the collateral.

Given the absence of internal data with sufficient depth, the CEB uses external suppliers of LGD data standardised according to the Bank's counterparty portfolios, credit enhancements and the "low cycle" effect (PIT).

Exposure At Default (EAD)

The Exposure At Default of an instrument is the anticipated outstanding amount owed by the borrower at the time of default. This amount is determined on the basis of the expected payment profile, and takes into account, based on the type of product, the contractual repayment schedule, expected early repayments and expected future drawings on credit agreements.

Forward-looking information

The amount of expected credit losses is measured on the basis of probability-weighted scenarios, taking into account past events, current conditions and reasonable and supportable economic forecasts.

The principles related to forward-looking information when measuring expected credit losses are detailed in Note S - Cost of risk.

4.7 Cost of risk

The cost of risk includes impairment allowances and reversals for 12-month expected losses and lifetime expected losses (stage 1 and stage 2) relating to debt instruments accounted for at amortised cost or at fair value through equity, loans commitments and financial guarantee contracts. The cost of risk also includes impairment allowances and reversals for financial assets for which an objective evidence of impairment exists (stage 3), write-offs on irrecoverable amounts and amounts recovered from impaired assets.

4.8 Derivative instruments

For 2018, the Bank chose the option, as provided for by IFRS 9 to maintain the hedge accounting principles under IAS 39. Since 1 January 2019, the CEB applies the hedge accounting principles (micro hedging) under IFRS 9.

The hedging derivative financial instruments are financial instruments that hedge the interest rate risk and/or foreign exchange risk of the hedged items.

Derivative financial instruments are used by the CEB to manage and hedge its risks. These are hedging derivatives. Hedging transactions concern individual items or transactions (micro-hedging transactions).

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FINANCIAL STATEMENTS 2019

Derivatives are classified into two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, unless they can qualify as hedging instruments. They are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in case of positive market value and on the liability side of the balance sheet when the market value is negative. Profits or losses are recorded in the income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss".

- Derivatives and hedge accounting

Fair value hedging is used by the Bank to cover in particular the interest rate risk of assets and liabilities with fixed interest rates, for identified financial instruments (loans, debt securities, issues).

Interest rate cash flow hedging is used to hedge items exposed to changes in future cash flows related to a financial instrument recognised in the balance sheet (floating rate loans, securities or debt). The purpose of this hedging relationship is to hedge against an adverse change in the future cash flows of an item that may affect the income statement.

In order to qualify a financial instrument as a hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the valuation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The hedge must meet all of the hedge effectiveness requirements as defined by IFRS 9; this effectiveness must be ensured from the hedge’s initial application and subsequently throughout its lifetime.

In the case of a fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading "Net gains or losses from financial instruments at fair value through profit or loss", symmetrically to the revaluation of the instruments hedged for the estimated risk. In the balance sheet, in the case of a hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in accordance with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In the case of a cash flow hedge relationship, changes in the fair value of hedging derivative financial instruments are recorded in the income statement as "Gains or losses recognised directly in equity" for their effective portion, while the ineffective portion is recognised as "Net gains or losses on financial instruments at fair value through profit or loss". In the case of interest rate derivatives, the accrued interest portion of the derivative financial instrument is recorded in the income statement under "Interest and similar income or expenses", symmetrically with the interest income or expenses related to the hedged item.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the principles applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items are no longer recorded in the balance sheet, particularly due to early redemption, this amount is immediately transferred to the income statement.

4.9 Fair value assessment

The fair value of financial assets and liabilities is composed of their market values and additional value adjustments as required by IFRS 13.

-	Market value

The financial assets and liabilities under categories "Financial instruments at fair value through profit or loss", "Hedging derivative financial instruments" and "Financial assets at fair value through equity" are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm's length transaction.

Market value is determined as follows:

•	using quoted prices in an active market;
•	applying a valuation technique incorporating:
-	mathematical calculation methods based on recognised financial assumptions, and
-	parameters whose value is determined either by using prices of instruments traded in active markets, or based on statistical estimates or other quantitative methods in the absence of an active market.

On the other hand, derivative instruments (foreign exchange, interest rate and currency swaps) are valued on the basis of commonly-accepted models (discounted cash flow method, Black and Scholes model, interpolation techniques) by using observable parameters.

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FINANCIAL STATEMENTS 2019

-	Value adjustments

The valuation adjustments allow integration of the counterparty credit risk and of the Bank’s own credit risk within the fair value.

Value adjustment for the risk of the counterparty (Credit Valuation Adjustment – CVA) reflects the risk for the Bank not to recover the full market value from its transactions, in case of default of one of its counterparties.

Value adjustment for own credit risk (Own Credit Adjustment - OCA and Debit Valuation Adjustment – DVA) represents the effect of the CEB’s credit risk on valuation of its debt securities in issue and derivative financial liabilities.

These adjustments are calculated counterparty by counterparty and are based on the estimates of default exposures, probabilities of default and recovery rates in case of default.

The Exposure At Default is estimated using a model that quantifies the exposure at risk from the simulation of risk factors. The model takes into account collateral movements that depend on the characteristics of the Credit Support Annex (CSA) collateral agreement.

The CVA and DVA are recorded under the heading "Financial instruments at fair value through profit or loss" on the asset side of the balance sheet in the case of a positive value and on the liability side of the balance sheet when the value is negative. Gains and losses are recognised in the income statement under "Net gains or losses from financial instruments at fair value through profit or loss".

4.10 Derecognition of financial assets and liabilities

Derecognition of financial assets

The Bank derecognises all or part of a financial asset either when the contractual rights to the cash flows from the asset expire or when the CEB transfers the contractual rights to receive the cash flows from the asset and substantially all the risks and rewards of ownership of the asset. If all these conditions are not fulfilled, the Bank retains the asset in its balance sheet and recognises a liability for the obligation created as a result of the transfer of the asset.

Derecognition of financial liabilities

The Bank derecognises all or part of a financial liability when the liability is extinguished in full or in part.

Repurchase agreements

Securities temporarily sold under repurchase agreements continue to be recognised in CEB’s balance sheet in their original portfolio. The corresponding liability is recognised at amortised cost under "Financial liabilities at amortised cost".

Securities temporarily acquired under reverse repurchase agreements are not recognised in the Bank’s balance sheet. The corresponding receivable is recognised at amortised cost under "Financial assets at amortised cost"

5. Interest income and expense

Interest income and expense are recognised in the income statement for all financial instruments by using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

6. Fixed assets

Fixed assets recorded in the Bank's balance sheet include tangible and intangible operating assets.

These fixed assets are recorded at their purchase price to which directly connected expenses are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and if necessary, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the "building" part of the operational premises, every element being depreciated according to its own useful life:

-	Main works, façade and roofing (1)	-
-	General and technical installations	10 years
-	Fixtures and fittings	10 years

(1)	Given the Bank’s headquarters location in the centre of Paris, its residual value is assigned to the component "main works, façade and roofing" which is not subject to depreciation.
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FINANCIAL STATEMENTS 2019

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

-	Fittings and furniture	10 years
-	Vehicles	4 years
-	Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised according to the following durations:

-	Application software	5 years
-	System software	3 years
-	Office software	1 year

7. Post-employment staff benefits

The Bank's pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated on the basis of the number of years of service and a percentage of the basic remuneration of the last year of service.

The other post-employment benefit schemes (health care, fiscal adjustment and termination of service) are likewise defined benefit schemes.

These schemes represent commitments on the part of the Bank, which are valued and for which provisions are set up. In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions. The actuarial gains or losses are recorded in the balance sheet under the heading "Provisions" by counterparty of "Statement of comprehensive income".

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

8. Social Dividend Account

The Social Dividend Account (SDA) is used to finance grants in favour of projects complying with CEB objectives and located in eligible countries, as defined by the Administrative Council. The operating principles of the SDA were revised by Administrative Council Resolution 1589 (2016), approved on 17 November 2016. The revision consisted of making all of the Bank’s member states eligible for guarantee schemes.

In November 2019, the Administrative Council amended the methodology used to provide SDA guarantees for CEB loans. The new methodology is based on the concept of value at risk, i.e. the amount of losses which will not be exceeded for a given time period and probability. It will enable the Bank to guarantee a larger amount of loans, i.e. up to twice the amount covered under the current methodology, while maintaining a prudent approach to risk. The Administrative Council adopted the new methodology by amending the policy of the SDA through Resolution 1612 (2019).

The grants financed by the SDA may take the form of technical assistance, interest rate subsidies, guarantees and grant contributions.

-	Interest rate subsidies

Interest rate subsidies are used to reduce the amount of interests borne by a CEB borrower. Interest rate subsidies cover the interest rate differential between the rate applied by the Bank and the rate effectively paid by the borrower, for each tranche of the loan.

-	Guarantees

Guarantees on loans awarded by the CEB enable the Bank to fund projects that have a strong social impact but carry a high credit risk. The amount, the trigger event and the recovery mechanism are determined on a case by case basis.

-	Technical assistance

Technical assistance is used to help a CEB borrower to prepare and implement its project. Pre-feasibility, feasibility and technical studies, design and operating plans, institutional and legal appraisals, and other consultancy services necessary for the project preparation, execution or monitoring and reporting, procurement supervision and impact assessment may thus be financed.

-	Grant contributions

Grant contributions may be awarded in the framework of emergency situations or take the form of contributions to a common cause in the member states, pursued in cooperation with other international actors.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

The SDA is funded mainly by contributions from the Bank’s member states, through dividends of a social nature, paid when the Bank’s annual profit is allocated.

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FINANCIAL STATEMENTS 2019

9. Related parties

With respect to IAS 24, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

The information concerning Chairpersons and Appointed officials of the Bank is presented in paragraph 10 below.

10. Compensation for Chairpersons and Appointed Officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

-	the Governing Board,
-	the Administrative Council,
-	the Governor, and
-	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each member state. A Vice-Chairperson is elected among the members of each body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, renewable once. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed once. He is assisted by one or more Vice-Governors, who are appointed by the Governing Board, for a 5-year term renewable once, upon the Governor’s proposal, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

The CEB’s Chairpersons and Appointed Officials do not receive any stock options or any other kind of bonus. The Governor and Vice-Governors are affiliated to the medical and social cover as well as to the pension scheme of the CEB.

The gross compensation for CEB’s Chairpersons and Appointed Officials in office can be summarised as follows:

		In thousand euros
	2019	2018
Official allowances
Chairperson of the Governing Board	45	45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board (1)	5	6
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor Wenzel	376	367
Vice-Governor Monticelli	286	279
Vice-Governor Sánchez-Yebra Alonso	286	279
Vice-Governor Boček (2)	191
(1)	Allowances of € 500 are paid monthly. The current incumbent took office on 30 March 2019. The post had been left vacant during the 1st quarter 2019.
(2)	Vice-Governor Boček took office on 1 May 2019. The post had remained vacant during the first four months of 2019 and the entire year 2018. His mandate will end on 15 August 2021.

11. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank's assets, income and other property are exempt from all direct taxes.

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FINANCIAL STATEMENTS 2019

NOTE B - Effects of the application of phase 3 of IFRS 9 as at 1 January 2019

The impact of phase 3 of IFRS 9 is driven by the accounting treatment of the cost of hedging. As a result, the cost of hedging related to the currency basis spread is accounted for in Gains or losses recognised directly in equity as at 1 January 2019.

For the CEB, these changes concern hedging relationships where the designated hedging instruments are fixed / floating cross currency swaps in Fair Value Hedges and floating / floating cross currency swaps in Cash Flow Hedges.

The detailed impact of the first application of phase 3 of IFRS 9 is as follows:

In thousand euros
	31/12/2018	Effects of application of IFRS 9 phase 3	01/01/2019 IFRS 9 phase 3

Assets
Cash in hand, balances with central banks	450 113		450 113
Financial instruments at fair value through profit or loss	256 852		256 852
Hedging derivative financial instruments	710 648		710 648
Financial assets at fair value through equity	4 099 228		4 099 228
Financial assets at amortised cost
Loans	14 882 657	17	14 882 674
Advances	1 379 693		1 379 693
Debt securities	2 138 720		2 138 720
Tangible and intangible assets	55 572		55 572
Other assets	374 506		374 506

Total assets	24 347 989	17	24 348 006

Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss	435 279		435 279
Hedging derivative financial instruments	442 831		442 831
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	184 266		184 266
Debt securities in issue	19 556 765	(22 986)	19 533 779
Other liabilities	395 904		395 904
Social Dividend Account	52 178		52 178
Provisions	257 605		257 605

Total liabilities	21 324 828	(22 986)	21 301 842

Equity
Capital
Subscribed	5 472 219		5 472 219
Uncalled	(4 859 802)		(4 859 802)
Called	612 417		612 417
General reserve	2 352 515	6 132	2 358 647
Profit to be appropriated			97 453
Net profit	97 453
Total capital, general reserve and net profit	3 062 385	6 132	3 068 517
Gains or losses recognised directly in equity	(39 224)	16 871	(22 353)
Total equity	3 023 161	23 003	3 046 164

Total liabilities and equity	24 347 989	17	24 348 006
-	The change in the value of the hedged items (Loans € 17 thousand and Debt securities in issue - € 23.0 million) is due to the removal of the currency basis spread from the fair value of the hedged items when hedged with cross currency swaps.
-	The impact on the General reserve of € 6.1 million is explained by the currency basis spread of cross currency swaps designated in Fair Value Hedge relationships and by the removal of the currency basis spread from the value of the hedged items (Loans, Debt securities in issue and Financial assets at fair value through equity) previously recorded in the Income Statement.
-	The change in Gains or losses recognised directly in equity of € 16.9 million is due to the above mentioned currency basis spread of cross currency swaps and the removal of the currency basis spread from the hedged item adjustment (Financial assets at fair value through equity).

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FINANCIAL STATEMENTS 2019

NOTE C - Risk management

The primary purpose of risk management is to ensure the Bank’s long-term financial sustainability and operational resilience while enabling the CEB to fulfil its social mandate. The Bank thus endeavours to implement international Best Banking Practices (BBP) by promoting a sound and prudent risk culture across all of its business lines.

This Note provides information about the Bank’s exposure to the main financial risks it faces in its regular course of business namely credit risk, market risk, liquidity risk, and operational risk. It also provides information about the objectives, policies, procedures, limits and controls that provide the CEB with the appropriate tools to identify, assess, monitor, report, mitigate and control such risks.

While the Bank is not subject to member states’ regulations, it considers European Union directives on banking regulation and recommendations from the Basel Committee on Banking Supervision as the reference for its Risk Management Framework.

The CEB regularly reviews its risk and control policies, including its monitoring procedures, in compliance with Best Banking Practices.

■ Risk Appetite

The Bank defines Risk Appetite as the aggregate level and types of risk it is willing to assume within its risk capacity to achieve its strategic objectives set out in its development plan.

A key instrument for fulfilling the CEB’s mandate is the lending of funds at advantageous rates, which requires raising funds on capital markets at competitive rates. For that purpose, maintaining a very strong credit risk profile is paramount.

The CEB financial and risk profile is driven by its risk appetite as set out with quantitative and qualitative key indicators and limits under its prudential framework (see chapter 4).

The Bank’s risk management adopts a prudent approach and mitigates risk to ensure the Bank’s long-term financial sustainability. The Bank has developed and implemented a comprehensive risk management framework to identify, assess, monitor, report, mitigate and control all the risks inherent in the CEB's operations, as a result of both on- and off-balance sheet transactions.

■ Organisation

The Directorate for Risk and Control (R&C) is responsible for implementing the Risk Management Framework and in particular for the identification, monitoring and reporting of all risks across the Bank. In coordination with other directorates, R&C makes proposals for risk policies and methodologies, supervises their application, ensures overall coherence in risk management and warrants the completeness of risk reporting.

R&C is independent of other operational and business directorates, reporting directly to the Governor. The divisions within R&C cover the following risk areas: credit risk, market risk - including the Asset & Liability Management (ALM) from a risk angle - and operational risk.

The Finance Directorate is in charge of the operational ALM and the liquidity position of the Bank.

■ Decision-making Committees

The Bank has set up different decision-making committees responsible for defining and overseeing risk management policies in their respective fields. The Governor chairs all these committees.

-	The Credit Risk Committee (CRC) meets on a weekly basis and makes credit decisions in relation to lending and treasury exposure, based on internal credit risk assessments and recommendations.

-	The Asset & Liability Committee (ALCO) meets on a monthly basis, or more frequently if necessary, to formulate strategic orientations and address on a forward-looking basis interest rate, foreign exchange rate and liquidity risk arising throughout the balance-sheet.
-	The Committee for Operational Risks & Organisation (CORO) reviews operational risk issues at the CEB on a semi-annual basis and ensures that adequate steps are taken to mitigate, monitor and control these risks.

-	The IT Steering Committee reviews information system issues and takes appropriate actions to ensure operational resilience and business continuity. In addition, in order to fully ensure that IT-related decisions are properly aligned with business stakes and priorities, an IT Project Committee chaired by a Vice-Governor enables, through regular meetings, the anticipation of business requirements and the development of a shared vision on IT.
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FINANCIAL STATEMENTS 2019

■ Controlling Bodies

Internal Audit (IA) is a permanent, autonomous entity within the CEB’s internal control system. The objective of IA is to provide the Governor and the CEB’s controlling bodies with independent and objective assurance of effective and controlled businesses and operational activities. IA examines whether the CEB’s activities are performed in conformity with existing policies, procedures and best practices, and assesses their associated risks. It also proposes recommendations for potential improvements of CEB’s operations.

The Office of the Chief Compliance Officer (OCCO) is the organisational unit tasked with addressing money laundering / financing of terrorism and tax evasion risks, as well as integrity, corruption and fraud issues. OCCO’s mission is to protect the Bank from financial and reputational risks, to promote ethical business standards and to contribute in an independent manner to the CEB’s effective management of compliance risks. OCCO’s core activities are to perform integrity due diligence checks on operations and counterparties, to safeguard the Bank’s integrity in its financial and loan operations and to safeguard the integrity and deontology of staff and Collegial Organs arising from failure to comply with the Bank’s standards and policies. In addition, OCCO ensures that procurement selection procedures comply with internal rules.

The Chief Information Security Officer (CISO) in the Compliance unit ensures that the CEB’s information assets and technologies are adequately protected. The CISO is in charge of defining the security policy, designing the security framework, and of identifying, developing, implementing, and maintaining processes across CEB to reduce information and information technology (IT) risks. The CISO responds to incidents, establishes appropriate standards and controls, manages security technologies, raises security awareness and ensures that information security policies and procedures are applied.

The Auditing Board is composed of three representatives from member states appointed on a rotating basis by the Governing Board for a three-year term (outgoing members act as advisors for an additional year). This Board examines the Bank’s accounts and checks their accuracy. The Auditing Board’s report, an excerpt from which is appended to the financial statements, is presented to the Bank’s governing bodies when the annual financial statements are submitted for approval.

The External Audit is appointed by the Governing Board for a four-year term, which is renewable once for an additional three-year term, following a tender procedure, and based on the Auditing Board’s opinion and recommendations by the Administrative Council. The External Auditor is responsible for auditing the Bank’s financial statements according to IFAC1 professional auditing standards and for reviewing its internal control and risk management processes. The External Auditor drafts various reports, including the opinion report.

In addition, the Bank is assessed by three international rating agencies: Fitch Ratings, Moody’s and Standard & Poor’s, which perform in-depth analyses of the Bank’s financial situation and long-term creditworthiness as well as environmental, social and governance criteria, following an annual rating assignment.

■ Internal and external reporting on risk management

The Directorate for Risk & Control reports on a weekly basis to the Credit Risk Committee on credit risk across the Loan and Treasury activities.

On a monthly basis, the Finance Directorate reports to the Asset & Liability Committee on interest and exchange rate exposure, as well as on funding and liquidity position.

The Quarterly Risk Management Report, prepared by R&C, is presented both to the Administrative Council and the Governing Board. It provides information to the shareholders about the development of the CEB’s exposure to the main types of risks: credit, market, liquidity, operational risks and compliance with the prudential framework as defined internally.

The Bank also provides extensive information to the rating agencies to support their annual assessment. The CEB’s annual report prepared under Form 18-K in connection with the registration statement filed with the U.S. Securities and Exchange Commission also includes information on the Bank’s risk management.

Finally, the CEB’s annual Financial Report of the Governor provides a fair view of the risk management processes and practices in place at the Bank and discloses detailed data on its risk exposure.

1 International Federation of Accountants.

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FINANCIAL STATEMENTS 2019

1. Credit risk

■ Overview of the assessment process

Credit risk is defined as the potential loss arising from a bank borrower or counterparty failing to meet its obligations in accordance with agreed terms. The Bank is exposed to credit risk in both its lending and treasury activities, as borrowers and treasury counterparties could default on their contractual obligations, or the value of the Bank’s investments could become impaired. Credit risk may also materialise in the form of a rating downgrade that may negatively affect the Bank’s capital or provisioning against credit losses. Credit risk also covers settlement and pre-settlement risk. Similarly, the collateral risk is considered as part of credit risk (collateral is essentially a credit risk mitigation technique). Overall, credit risk is a function of the amount of credit exposure and the credit quality of the borrower or transaction.

■ Credit risk identification and assessment

The credit risk management identifies all potential sources of credit risk inherent in all products and activities arising from the Bank’s lending and treasury activities across its balance sheet and off-balance sheet operations. The Bank ensures that the risks of new products and activities are subject to adequate risk management procedures and controls before being introduced or undertaken. Credit risk may materialise in the form of rating downgrades, (cross-) default on payment obligations or during the transaction settlement process.

Credit risk assessment is conducted by the Credit Risk Unit (CRU) (Financial Risks Division/ Directorate for Risk & Control) independently of lending or treasury officers with the aim of providing (i) appropriate checks and balances to ensure that credit is extended in accordance with risk principles and (ii) an independent judgment, uninfluenced by relationships with the borrower or intermediaries. Credit exposure is measured, monitored and controlled on a daily basis. Breach of limit, if any, is reported to senior management.

Internal credit ratings are the result of the Bank’s independent internal credit risk assessment. Internal credit ratings are an opinion on the ability and willingness of a borrower to pay its obligations in full and in a timely manner. They are generally based on a qualitative and quantitative assessment of risk factors and potential scenarios that may ultimately lead to a default situation. Internal credit ratings are assigned to all counterparties in the Finance Directorate and in the Loans & Social Development Directorate. The Bank may use external ratings for specific transactions, products or counterparties while ensuring a sound understanding of the underlying risk incurred. The defined limits to monitor credit risk arising from its operations are regularly reviewed. The internal rating methodologies are regularly reviewed and calibrated. Internal ratings are mapped to the rating scale of international rating agencies, and each internal rating thus corresponds to a rating on the scale, as described in the following table:

Rating Scale

CEB internal rating	Long-term		CEB internal rating	Long-term
	Moody’s	S&P /		Moody’s	S&P /
		Fitch			Fitch
10	Aaa	AAA	5	Ba1	BB+
9.5	Aa1	AA+	4.5	Ba2	BB
9	Aa2	AA	4	Ba3	BB-
8.5	Aa3	AA-	3.5	B1	B+
8	A1	A+	3	B2	B
7.5	A2	A	2.5	B3	B-
7	A3	A-	2	Caa1	CCC+
6.5	Baa1	BBB+	1.5	Caa2	CCC
6	Baa2	BBB	1	Caa3	CCC-
5.5	Baa3	BBB-	0.5	Ca	CC
			0.25	C	C
			0	D	D

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FINANCIAL STATEMENTS 2019

■ Credit risk mitigation

The CEB actively uses credit risk mitigation (CRM) techniques to monitor and mitigate credit risk during the life of the transactions. Credit risk mitigation techniques can take the form of a guarantee, collateral, or contractual safeguards (contractual covenants).

Credit risk mitigation techniques for new transactions are proposed by CRU and subject to the approval of the Credit Risk Committee. Credit risk mitigation techniques for existing transactions are presented to the Credit Risk Committee at the annual counterparty review.

The credit risk of a new project is assessed during the appraisal process and requires approval from the relevant internal committees. All projects are submitted to the Administrative Council for approval.

An overall framework for financial operations is established by the Administrative Council through the Bank’s financial and risk policy. Within this framework, treasury transactions are assessed by CRU and submitted to the Credit Risk Committee for approval.

Finally, Large Exposure and concentration limits are also defined and reported to the Credit Risk Committee.

■ Overall credit risk exposure

The following table presents the Bank’s credit risk exposure both in the Loans and Social Development Directorate (L&D), i.e loans and financing commitments, and the Finance Directorate, i.e. deposits, securities and derivatives, as at 31 December 2019 and 31 December 2018.

					In million euros
	2019				2018
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Loans	2 967	10 381	2 079	15 427	2 612	9 686	2 327	14 625
Financing commitments	1 796	3 736	546	6 079	1 392	4 012	588	5 992
Deposits	904	1 945		2 849	672	1 159		1 831
Securities	3 979	1 877		5 856	4 422	1 597		6 019
Swap - add on	324	74		398	212	113		325
Forex	67			67	45			45
Swap coll - NPV not covered		2	1	3	8	2		10
Total	10 038	18 016	2 627	30 680	9 362	16 570	2 915	28 847

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Loans and financing commitments are reported after CRM
•	Loans, Deposits and Securities are reported at nominal value and excluding accrued interest

Loans & Social Development Directorate Activity

■ Loan operations

Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade.

■ Loan portfolio

As at 31 December 2019, loans outstanding reached € 15.4 billion increasing by 5.5% (+ € 802 million) compared to the end of 2018. No missed payments have been recorded in 2019, as was the case in 2018.

The table below displays the risk profile of the loan portfolio by rating and type of counterparty:

					In million euros
	2019				2018
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Sovereign,State Owned Financial Institutions and IFIs	671	5 109	1 931	7 710	759	4 624	2 164	7 547
Sub-sovereign administrations and financial institutions	1 918	2 160	6	4 085	1 618	1 967	10	3 596
Other financial institutions	298	3 102	22	3 422	175	3 094	21	3 290
Non-financial institutions	80	10	120	210	60		132	192
Total	2 967	10 381	2 079	15 427	2 612	9 686	2 327	14 625

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
•	Loans reported after CRM at nominal value and excluding accrued interest

• Overall credit risk exposure The following table presents the Bank's credit risk exposure both in the Loans and Social Development Directorate (L&D), i.e loans and financing commitments, and the Finance Directorate, i.e. deposits, securities and derivatives, as at 31 December 2019 and 31 December 2018. In million enros 2019 2018 AAA/AA AIBBB BIG Total AAA/AA AIBBB BIG Total Loans 2967 10381 2079 15427 2612 9686 2327 14625 Financing commitments 1 796 3 736 546 6 079 1392 4012 588 5992 Deposits 904 1 945 2 849 672 1159 1 831 Securities 3979 1877 5856 4422 1597 6019 SNap -add on 324 74 398 212 113 325 Forex 67 67 45 45 SNap coIl - NPV not covered 2 1 3 8 2 10 Total 10 038 18 016 2 627 30 680 9 362 16 570 2 915 28 847 • Rating as recommended by the Base! Comm ttee (second best rating) or, when not rated by international rating agencies, internal rating • Loans and financing commitments are reported after CRM • Loans, Deposits and Securities are reported at nominal value and excluding accrued interest Loans & Social Development Directorate Activity U Loan operations Credit risk in loan operations mainly arises from a bank borrower or counterparty failing to meet its contractual obligations or the materialisation of a rating downgrade. . Loan portfolio As at 31 December 2019, loans outstanding reached € 15.4 billion increasing by 5.5% (+ € 802 million) compared to the end of 2018. No missed payments have been recorded in 2019, as was the case in 2018. The table below displays the risk profile of the loan portfolio by rating and type of counterparty: In million euros 2019 2018 AAA/AA AIBBB BIG Total AAAIAA AIBBB BIG Total Svereign,ate Owned Financial 671 5109 1931 7710 759 4624 2164 7547 Institutionsand IRs Sib-sovereign administ rations and 1918 2160 6 4085 1618 1967 10 3596 financial institutions Other financial institutions 298 3102 22 3422 175 3094 21 3290 Non-financial institutions 80 10 120 210 60 132 192 Total 2 967 10 381 2 079 15427 2612 9 686 2 327 14625 • Rating as recommended by the Base! Committee (second best rating), or, when not rated by international rating agencies, internal rating • Loans reported after CRM at nominal value and excluding accrued interest

20

FINANCIAL STATEMENTS 2019

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end of 2019, the Bank received € 6.6 billion in guarantees and € 0.4 billion in collateral under the loan portfolio.

The impact of credit enhancements on the risk profile of loans outstanding is shown below:

					In million euros
	2019				2018
	Before		After		Before		After
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	2 321	15%	2 967	19%	1 911	13%	2 612	18%
A/BBB	8 766	57%	10 381	67%	8 273	57%	9 686	66%
BIG	4 341	28%	2 079	13%	4 441	30%	2 327	16%
Total	15 427	100%	15 427	100%	14 625	100%	14 625	100%

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
•	Loans reported at nominal value and excluding accrued interest

As at 31 December 2019, loans outstanding after CRM that are rated investment grade represented 86.5% of the total loan portfolio, compared to 84.1% at the end of 2018. Loans outstanding to counterparties not rated by international rating agencies represented € 4.9 billion or 31.8% before CRM, and € 1.3 billion or 8.3% after CRM, of the total portfolio with internal ratings ranging from 1.5 to 9.5 before CRM and from 4.0 to 10 after CRM. Among the externally non-rated counterparties 64.6% of loans outstanding were investment grade (internal rating) before CRM, and 97.2% after CRM.

The following table displays the breakdown of loans outstanding by remaining time to maturity:

	In million euros
Maturity	2019	%	2018	%
Up to 1 year	2 311	15%	2 119	14%
1 year to 5 years	7 257	47%	5 554	38%
5 years to 10 years	3 745	24%	3 989	27%
10 years to 20 years	1 992	13%	2 783	19%
More than 20 years	121	1%	180	1%
Total	15 427	100%	14 625	100%

•	Loans reported on nominal value and excluding accrued interest

A significant part of the loan portfolio benefits from credit enhancements (collateral and guarantees) allowing for an improvement in credit risk quality. At the end of 2019, the Bank received € 6.6 billion in guarantees and € 0.4 billion in collateral under the loan portfolio. The impact of credit enhancements on the risk profile of loans outstanding is shown below: In million euros 2019 2018 Before After Before After Amount%% Amount % Amount%% Amount % AAA/AA 2321 15% 2 967 19% 1911 13% 2612 18% A/BBB 8 766 57% 10381 67% 8273 57% 9686 66% BIG 4341 28% 2079 13% 4441 30% 2327 16% Total 15427 100% 15427 100% 14625 100% 14625 100% • Rating as recommended by the Base! Committee (second best rating, or, when not rated by international rating agencies, internal rating • Loans reported at nominal value and excluding accrued interest As at 31 December 2019, loans outstanding after CRM that are rated investment grade represented 86.5% of the total loan portfolio, compared to 84.1% at the end of 2018. Loans outstanding to counterparties not rated by international rating agencies represented € 4.9 billion or 31.8% before CRM, and € 1.3 billion or 8.3% after CRM, of the total portfolio with internal ratings ranging from 1.5 to 9.5 before CRM and from 4.0 to 10 after CRM. Among the externally non-rated counterparties 64.6% of loans outstanding were investment grade (internal rating) before CRM, and 97.2% after CRM. The following table displays the breakdown of loans outstanding by remaining time to maturity: In million euro s Maturity 2019%%2018 % Up to 1 year 2311 15% 2119 14% 1 year to 5 years 7257 47% 5 554 38% 5 years to 10 years 3745 24% 3 989 27% 10 yearsto 20 years 1992 13% 2783 19% More than 20 years 121 1% 180 1% Total 15427 100% 14 625 100% • Loans reported an nominal value and excluding accrued interest

21

FINANCIAL STATEMENTS 2019

The following table displays the breakdown of loans outstanding after CRM by rating category and country (reflecting the counterparty’s rating and not (only) the sovereign rating):

					In million euros
	2019				2018
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		1 618		1 618		1 690		1 690
Turkey			1 404	1 404			1 415	1 415
Romania		637		637		598		598
Hungary		548		548		595		595
Cyprus		536		536		484		484
Slovak Republic		443		443		450		450
Croatia		335		335			336	336
Czech Republic	13	264		276	18	217		235
Lithuania		207		207		202		202
Bulgaria		200		200		197		197
Serbia			196	196			107	107
Albania			101	101			99	99
North Macedonia			96	96			89	89
Slovenia		49	18	67		50	21	71
Bosnia and Herzegovina			65	65			59	59
Moldova (Republic of)			40	40			28	28
Montenegro			27	27			28	28
Latvia		16		16		15		15
Estonia	7			7	11			11
Malta			1	1
Sub-total	20	4 852	1 949	6 821	29	4 499	2 182	6 710
Non-Target Countries
France	374	1 474	32	1 880		1 950	10	1 961
Spain		1 859	6	1 865	361	1 497	34	1 892
Belgium	413	637		1 050	279	651		930
Germany	836	67		902	803	25		827
Netherlands	719		3	722	672			672
Italy		598		598		435		435
Finland	292	207		499	326	87		412
Ireland		353		353		288		288
Sweden	281			281		201	2	203
Portugal		260		260		8	98	106
Iceland		12	89	100	105			105
Austria*		64		64		45		45
Denmark	20			20	33			33
Sub-total	2 935	5 529	130	8 594	2 578	5 187	145	7 910
Supranationals	12			12	5			5
Total	2 967	10 381	2 079	15 427	2 612	9 686	2 327	14 625

•	Loans reported at nominal value and excluding accrued interest after CRM
•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating

* Non-CEB member state: projects undertaken in a CEB member state, but guaranteed by Austrian counterparties

■ Stock of projects / Financing commitments

The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed. The stock of projects reached € 8.5 billion as at 31 December 2019 (31 December 2018: € 7.9 billion) with 85.9% rated investment grade (31 December 2018: 87.7%).

					In million euros
	2019				2018
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Stock of projects	2 187	5 133	1 201	8 521	1 796	5 128	967	7 891
Financing Commitments	1 796	3 736	546	6 079	1 392	4 012	588	5 992

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Financing commitments reported, taking into account future CRM

FINANCIAL STATEMENTS 2019 The following table displays the breakdown of loans outstanding after CRM by rating category and country (reflecting the counterparty's rating and not (only) the sovereign rating): lilrsasmaros 2019 2018 AAAIAA AIBBB BIG Total AAA/AA ABBB BIG Total Target Countries Poland 1618 1618 1690 1690 Turkey 1404 1404 1415 1415 Slovak Republic 637 637 450 450 Hungary 548 548 595 595 Romania 536 536 598 598 Cyprus 443 443 484 484 Croatia 335 335 336 336 Czech Republic 13 264 276 18 217 235 Bulgaria 207 207 197 197 Lithuania 200 200 202 202 Serbia 196 196 107 107 Albania 101 101 99 99 North Macedonia 96 96 89 89 Slovenia 49 18 67 50 21 71 Bosnia and Herzegovina 65 65 59 59 Montenegro 40 40 28 28 Moldova (Republic of) 27 27 28 28 Latvia 16 16 15 15 Estonia 7 7 11 11 Georgia 1 1 Sub-total 20 4852 1949 6821 29 4499 2182 6710 Non-Target Countries France 374 1 474 32 1 880 361 1497 34 1892 Spain 1859 6 1865 1950 10 1961 Belgium 413 637 1050 279 651 930 Germany 836 67 902 803 25 827 Netherlands 719 3 722 672 672 Italy 598 598 435 435 Finland 292 207 499 326 87 412 Ireland 353 353 288 288 Sweden 281 281 105 105 Portugal 260 260 201 2 203 Iceland 12 89 100 8 98 106 Austria* 64 64 45 45 Denmark 20 20 33 33 Sub-total 2935 5529 130 8594 2578 5187 145 7910 Supranationals 12 5529 130 8594 5 5 Total 2967 10381 2079 15427 2612 9686 2327 14625 • Loans reported at nominal value and excluding accrued interest after CRM • Rating as recommended by the Base! Committee (second best rating), or, when not rated by international rating agencies, internal rating * Nan-CEB member state: projects undertaken in a CEB member state, but guaranteed by Austrian caunterparties • Stock of projects! Financing commitments The stock of projects encompasses all projects approved by the Administrative Council awaiting financing. Financing commitments are projects still awaiting financing and for which a framework loan agreement has been signed. The stock of projects reached € 8.5 billion as at 31 December 2019 (31 December 2018: € 7.9 billion) with 85.9% rated investment grade (31 December 2018: 87.7%). In million auras 2019 2018 AAA/AA A!BBB BIG Total AAA/AA AIBBB BIG Total Stock of projects 2187 5133 1201 8521 1796 5128 967 7891 Financing Commitments 1 796 13736 546 6 079 1392 4012 588 5992 • Rating as recommended by the Base! Committee (second best rating) or, when not rated by international rating agencies, internal rating • Financing Commitments reported, taking into account future CRM

22

FINANCIAL STATEMENTS 2019

Financing commitments reached € 6.1 billion as at 31 December 2019 (31 December 2018, € 6.0 billion). As at 31 December 2019, 91.0% of the financing commitments were rated investment grade (31 December 2018, 90.2%).

The table below displays the breakdown of financing commitments after CRM by counterparties within CEB member states and by credit rating (reflecting the counterparty’s rating and not (only) the sovereign rating):

					In million euros
	2019				2018
	AAA/AA	A/BBB	BIG	Total	AAA/AA	A/BBB	BIG	Total
Target Countries
Poland		570		570		678		678
Romania		250		250		278		278
Czech Republic		150		150		75		75
Slovak Republic		13		13		187		187
Serbia			163	163			62	62
Turkey							165	165
Bulgaria		100		100		150		150
Hungary		67		67		124		124
Cyprus		141		141		119		119
Croatia		259		259			57	57
Lithuania		23		23		77		77
Slovenia		75		75		25		25
North Macedonia			57	57			69	69
Bosnia and Herzegovina			45	45			53	53
Moldova (Republic of)			59	59			51	51
Latvia		144		144		35		35
Montenegro			45	45			38	38
Malta
Georgia			13	13			21	21
Albania			7	7			14	14
Sub-total		1 793	389	2 182		1 747	529	2 276
Non-Target Countries
Germany	814	153		967	550	3		553
France	269	193	58	519	290	245	59	595
Spain		524		524		819		819
Italy		675		675		535		535
Portugal		154	100	254		211		211
Belgium	150	75		225		100		100
Sweden	337			337	312			312
Netherlands	180			180	207			207
Ireland		85		85		205		205
Finland	40	55		95	30	80		110
Austria		30		30		63		63
Iceland						5		5
Sub-total	1 790	1 943	158	3 891	1 389	2 265	59	3 714
Supranationals	7			7	3			3
Total	1 796	3 736	546	6 079	1 392	4 012	588	5 992

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
•	Financing commitments reported, taking into account future CRM

Finance Directorate Activity

■ Treasury operations

Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes.

The following table presents the exposure to finance operations broken down by type of transaction:

						In million euros
	2019					2018
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Deposits	269	634	1,942	3	2,849	242	430	1,113	46	1,831
Securities	928	3 052	1 277	600	5,856	1 063	3 359	1 397	200	6 019
Swaps add-on		324	71	4	398		212	109	4	325
Forex		67			67	12	28	5		45
Swaps NPV n/c		2	1		3	8	2			10
Total	1 197	4 079	3 290	607	9 174	1 326	4 029	2 624	250	8 230

Financing commitments reached €6.1 billion as at 31 December 2019 (31 December 2018, € 6.0 billion). As at 31 December 2019, 91.0% of the financing commitments were rated investment grade (31 December 2018, 90.2%). The table below displays the breakdown of financing commitments after CRM by counterparties within CEB member states and by credit rating (reflectine the counteroartv's ratine and not (only) the sovereign ratin): !nmlc'n euros 2019 2018 AAA/AA A/BBB BIG Total AAAiAA A!BBB BIG Total Target Countries Poland 570 570 678 678 Romania 250 250 278 278 Czech Republic 150 150 75 75 Slovak Republic 13 13 187 187 Serbia 163 163 62 62 Turkey 165 165 Bulgaria 100 100 150 150 Hungary 67 67 124 124 Cyprus 141 141 119 119 Croatia 259 259 57 57 Lithuania 144 144 77 77 Slovenia 75 75 25 25 North Macedonia 57 57 69 69 Bosnia and Herzegovina 45 45 53 53 Moldova (Republic of) 59 59 51 51 Latvia 23 23 35 35 Montenegro 45 45 38 38 Malta Georgia 13 13 14 14 Albania 7 7 21 21 Sub-total 1 793 389 2182 1 747 529 2 276 Non-Target Countries Germany 814 153 967 550 3 553 France 269 193 58 519 290 245 59 595 Spain 524 524 819 819 Italy 675 675 535 535 Portugal 154 100 254 211 211 Belgium 150 75 225 100 100 Sweden 337 337 312 312 Netherlands 180 180 207 207 Ireland 85 85 205 205 Finland 40 55 95 30 80 110 Austria 30 30 63 63 Iceland 5 5 Sub-total 1 790 1943 158 3891 1 389 2265 59 3714 Supranationals 7 7 3 3 Total 1 796 3736 546 6079 1 392 4012 588 5992 • Rating as recommended by the Bose! Committee (second best rating), or, when not rated by international rating agencies, internal rating • Financing commitments reported, taking into account future CRM Finance Directorate Activity • Treasury operations Credit risk in treasury operations mainly arises through placements in deposits, investments in securities and by entering into derivatives transactions for hedging purposes. The following table presents the exposure to finance operations broken down by type of transaction: In million euron 2019 2018 AAA AA A BBB Total AAA AA A BBB Total Deposits 269 634 1942 3 2849 242 430 1113 46 1831 Securities 928 3052 1 277 600 5 856 1063 3359 1397 200 6019 SNaps add-on 324 71 4 398 212 109 4 325 Forex 67 67 12 28 5 45 SNaps NPV n/c 2 3 8 2 10 Total 1197 4079 3 290 607 9 174 1 326 4 029 2 624 250 8 230

23

FINANCIAL STATEMENTS 2019

■ Deposits

The treasury monetary portfolio consists of short-term placements such as “nostro” accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 7.0 (A-) for investments between three months and one year.

The following table presents the breakdown by deposit type and credit rating:

						In million euros
	2019					2018
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Nostro	269	162	253	3	687	242	110	118	2	473
Money Market		473	1 689		2 162		320	995	43	1 358
Total	269	634	1 942	3	2 849	242	430	1 113	46	1 831

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

The following table presents the breakdown of money-market instruments by maturity and credit rating:

						In million euros
	2019					2018
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Up to 1 month		234	1 051		1 285		170	510	2	683
1 month to 3 months		239	339		578		50	179	41	270
3 months to 6 months							50	305		355
Up to 1 year			299		299		50			50
Total		473	1 689		2 162		320	995	43	1 358

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
•	Deposits reported at nominal value and excluding accrued interest

■ Securities portfolios

The Bank manages three securities portfolios: the short-term liquidity portfolio (short-term securities with maturities up to one year), the medium-term liquidity portfolio (maturities of one year and up to 15 years) and the long-term portfolio (maturities of one year and up to 30 years). Eligible counterparties must have a minimum internal rating for maturities up to 3 months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments (bonds issued by sovereigns, sub-sovereigns, agencies, supranational and financial institutions) with maturities between 3 months and 2 years; and a minimum rating of 8.0 (A+) for investments with maturities of more than 2 years.

The following tables show the securities portfolio by portfolio, maturity and rating:

	In million euros
	2019
	AAA	AA	A	BBB	Total
Long-Term portfolio	644	1 149	40	50	1 883
Medium Term portfolio	284	1 635	88		2 007
Short-Term portfolio		267	1 149	550	1 966
Total	928	3 052	1 277	600	5 856
	In million euros
	2019
	AAA	AA	A	BBB	Total
Under 1 year	35	640	1 197	550	2 422
> 1 year < 2 years	173	167	40	50	429
> 2 years < 5 years	195	775	40		1 010
> 5 years	525	1 469			1 994
Total	928	3 052	1 277	600	5 856

•	Rating as recommended by the Basel Committee (second best rating), or, when not rated by international rating agencies, internal rating
•	Securities reported at nominal value and excluding accrued interest

FINANCIAL STATEMENTS 2019 . Deposits The treasury monetary portfolio consists of short-term placements such as "nostro" accounts, bank deposits up to one year, cash received as collateral from derivative and (reverse) repurchase (repo) activities. Repo transactions aim at managing day-to-day cash flow in all required currencies. Eligible counterparties for investments of up to three months must have a minimum internal rating of 6.5 (BBB+) and 3.0 (A-) for investments between three months and one year. The following table presents the breakdown by deposit type and credit rating: Iemlbe ewas 19 2018 AAA AA A BBS Total AAA AA A BBB Total Nostro 269 162 253 3 687 242 110 118 2 473 Money Market 473 1689 2162 320 995 43 1358 Total 269 635 1942 3 2849 242 430 1113 46 1831 • Rating as recommended by the Base! Committee (second best rating), or, when not rated by international rating agencies, internal rating • Deposits reported at nominal value and excluding accrued interest The following table presents the breakdown of money-market instruments by maturity and credit rating: Inmillion auTos 2019 2018 AAA AA A BBB Total AAA AA A BBB Total Uptol month 234 1 051 1285 170 510 2 683 1 month to months 239 339 578 50 179 41 270 3 months to6 months 50 305 355 Up to 1 year 299 299 50 50 Total 473 1 689 2 162 320 995 43 1 358 • Rating as recommended by the Base! Committee (second best rating), or, when not rated by international rating agencies, internal rating • Deposits reported at nominal value and excluding accrued interest • Securities portfolios The Bank manages three securities portfolios: the short-term liquidity portfolio (short-term securities with maturities up to one year), the medium-term liquidity portfolio (maturities of one year and up to 15 years) and the long-term portfolio (maturities of one year and up to 30 years). Eligible counterparties must have a minimum internal rating for maturities up to 3 months of 6.0 (BBB) for sovereign and 6.5 (BBB+) for financial institutions; a minimum rating of 7.0 (A-) for investments (bonds issued by sovereigns, sub-sovereigns, agencies, supranational and financial institutions) with maturities between 3 months and 2 years; and a minimum rating of 8.0 (A+) for investments with maturities of more than 2 years. The following tables show the securities portfolio by portfolio, maturity and rating: In million auras 2019 Inmu#jonauro, AAA AA A BBB Total 2019 AAA AA A BBB Total Under 1 year 35 640 1197 550 2422 Long-Term portfolio 644 1149 40 50 1883 > 1 year < 2 years 173 167 40 50 429 Medium Term portfolio 284 1 635 88 2007 > 2 years < 5 years 195 775 40 1 010 Short portfolio 267 1149 550 1 966 >5 years 525 1 469 1 994 Total 928 3 052 1 277 600 5 856 Total 928 3 052 1 277 600 5 856 • Rating as recommended by the Base! Committee (second best rating), or, when not rated by international rating agencies, internal rating • Securities reported at nominal value and excluding accrued interest • Rating as recommended by the Bose! Committee (second best rating) or, when not rated by international rating agencies, internal rating • Securities reported at nominal value and excluding accrued interest

24

FINANCIAL STATEMENTS 2019

The following table displays the breakdown of the securities portfolios by country and credit rating (of the counterparty):

									In million euros
	2019					2018
	AAA	AA	A	BBB	Total	AAA	AA	A	BBB	Total
Member Countries
France		1 635	391		2 026		1 752	450		2 203
Netherlands	199	159	4		362	234	80	187		501
Germany	154	295	25		473	154	295	5		453
Belgium		71	310		381		48	203		251
Spain			188		188			85		85
Italy				600	600				200	200
Finland		116			116		126			126
Norway		10			10	67				67
Czech Republic		46			46		46			46
Luxembourg	42				42	42				42
Switzerland		105			105		280	68		348
Sweden		8			8		157			157
Sub-total	395	2 445	918	600	4 357	497	2 782	998	200	4 477
Supranational	533	119			652	566	179			746
Sub-total	533	119			652	566	179			746
Europe
Great Britain			225		225			329		329
Austria		89			89		88			88
Sub-total		89	225		314		88	329		417
Others
Australia		221			221		180			180
Canada		123	40		163		92			92
United States of America								23		23
Japan			94		94			48		48
New Zealand		52			52		38			38
Korea		4			4
Sub-total		399	134		533		309	71		380
Total	928	3 052	1 277	600	5 856	1 063	3 359	1 397	200	6 019

•	Rating as recommended by the Basel Committee (second best rating) or, when not rated by international rating agencies, internal rating
•	Securities reported at nominal value and excluding accrued interest

■ Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending, investment and funding transactions.

Derivatives transactions require prior credit clearance of the issuer counterparty by the Credit Risk Committee and the signing of an ISDA Master Agreement and a Credit Support Annex (CSA) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible debt securities received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value, and positions per counterparty are monitored daily so that additional collateral can be called according to the CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreements with all its derivative counterparties within the framework of its swap activities.

In order to adapt to market conditions and ensure the best possible funding cost, the Bank has already signed full 2-way CSAs with nine counterparties representing 89.1% of the notional value of the derivatives portfolio. This implies that the Bank has to post collateral if the Net Present Value (NPV) is in these counterparties’ favour, thus increasing the potential liquidity needs.

As at 31 December 2019, the derivatives’ credit risk exposure included swap add-ons for € 398 million (2018, € 325 million) and non-covered NPV of € 2.7 million (2018: € 10 million) after credit enhancement. As at the end of 2019, the Bank had received € 630.7 million as collateral, of which 90.4% was cash and 9.6% sovereign securities.

The breakdown of the notional value of swaps by instrument and by maturity is shown in the table below:

						In million euros
	2019					2018
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	Total
Total (a)	3 430	15 396	7 646	3 393	29 866	3 525	13 823	7 437	2 822	27 607
Currency-rate swaps	2 032	6 655	537	289	9 513	3 108	5 894	616	210	9 828
Interest-rate swaps	1 398	8 741	7 109	3 104	20 352	417	7 929	6 821	2 612	17 779
Thereof: collateralised (b)	3 430	15 396	7 646	3 393	29 866	3 525	13 823	7 437	2 822	27 607
(b)/(a)	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

The following table displays the breakdown of the securities portfolios by country and credit rating (of the counterparty): In million eums 2019 2018 AAA AA A BBB Total AAA AA A BBB Total Member Countries France 1 635 391 2026 1 752 450 2203 Netherlands 199 159 4 362 234 80 187 501 Germany 154 295 25 473 154 295 5 453 Belgium 71 310 361 48 203 251 ain 188 168 85 85 Italy 600 600 200 200 Finland 116 116 126 126 Norway 10 10 67 67 Czech Republic 46 46 46 46 Luxembourg 42 42 42 42 Switzerland 105 105 280 68 348 Sweden 8 8 157 157 Sub-total 395 2445 918 600 4357 497 2782 998 200 4477 Supranational 533 119 652 1 566 179 746 Sub-total 533 119 652 566 179 746 Europe Great Britain 225 225 329 329 Austria 89 89 88 88 Sub-total 89 225 314 88 329 417 Others Australia 221 221 180 180 Canada 123 40 163 92 92 United Statesof America 23 23 Japan 94 94 48 48 New Zealand 52 52 38 38 Korea 4 4 Sub-total 399 134 533 309 71 380 Total 928 3 052 1277 600 5 856 1 063 3 359 1 397 200 6 019 • Derivatives The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its lending investment and funding transactions. Derivatives transactions require prior credit clearance of the issuer counterparty by the Credit Risk Committee and the signing of an ISDA Master Agreement and a Credit Support Annex (CSA) collateral agreement with the counterparty. The minimum rating required for swap counterparties at the date of entering into new swap transactions must be 6.5 (BBB+). Eligible collateral may be cash or debt securities. The minimum rating for eligible debt securities received as collateral must be 7.0 (A-). All swap transactions are valued at their net present value and positions per counterparty are monitored daily so that additional collateral can be called according to the CSA margin call options ranging from daily to three times per month. The CEB has signed CSA collateral agreements with all its derivative counterparties within the framework of its swap activities. In order to adapt to market conditions and ensure the best possible funding cost, the Bank has already signed full 2-way CSA5 with nine counterparties representing 89.1% of the notional value of the derivatives portfolio. This implies that the Bank has to post collateral if the Net Present Value (NPV) is in these counterparties' favour, thus increasing the potential liquidity needs. As at 31 December 2019, the derivatives' credit risk exposure included swap add-ons for € 398 million (2018, € 325 million) and non-covered NPV of € 2.7 million (2018: € 10 million) after credit enhancement. As at the end of 2019, the Bank had received € 630.7 million as collateral, of which 90.4% was cash and 9.6% sovereign securities. The breakdown of the notional value of swaps by instrument and by maturity is shown in the table below: In million eums 2019 2018 lessthan 1to5 5to10 10 years lessthan 1to5 5to10 10 years Total Total 1year years years or more 1 year years years or more Total (a) 3 430 15396 7646 3 393 29 866 3 525 13823 7437 2822 27607 Currency-rate swaps 2032 6655 537 289 9513 3108 5894 616 210 9828 Interest-rate swaps 1398 8741 7109 3104 20352 417 7929 6821 2612 17779 Thereof: cx,llater&ised (b 3430 15396 7646 3393 29866 3525 13823 7437 2822 27607 (b)1(a) 100% 100% 100% 100% 100% 100% 100% 100% 100% 100%

25

FINANCIAL STATEMENTS 2019

■ Concentration - Large Exposure

Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity as at 31 December 2019 amounted to € 3.2 billion.

In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation and presented only for information purposes.

As at 31 December 2019, there were 12 counterparties or groups of counterparties with exposure above 10% of prudential equity, or € 317 million, and were therefore considered as Large Exposure (11 counterparties in 2018). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB’s prudential equity (as in 2018). As at 31 December 2019, the total amount outstanding to these counterparties stood at € 5.4 billion, i.e. 169% of the CEB’s prudential equity, well below the 800% limit (€ 4.7 billion, i.e. 152% in 2018).

When weighing the exposure by risk, no counterparty exceeded the limit of 10% of the prudential equity (one counterparty and € 325 million in 2018).

There would be no counterparty accounted for as Large Exposure the underlying risk quality were taken into account instead of the nominal exposure (only one at year-end 2018). Moreover, in that event, there would also be no counterparty above the 25% threshold. This is presented under the column “RWA exposure” in the table below.

					In million euros
		2019
	Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Exposure in % of Equity
1	SOCIETE GENERALE	575	34	610	305	19%
2	BPCE	270	298	568	284	18%
3	CREDIT AGRICOLE S.A.	531	12	543	271	17%
4	LA REGION WALLONNE	528		528	106	17%
5	BBVA MADRID		500	500	254	16%
6	STATE OF BRANDENBURG	425		425		13%
7	BANCO SANTANDER SA	321	90	411	210	13%
8	BNG BANK N.V	290	83	373		12%
9	LLOYDS BANKING GROUP PLC		370	370	185	12%
10	BANK PEKAO SA	360		360	180	11%
11	CASSA DEPOSITI E PRESTITI SOCIETA	339		339	170	11%
12	COOPERATIEVE RABOBANK UA	269	67	336	67	11%
	Total	3 907	1 454	5 361	2 031

		In million euros
		2018
	Counterparty	Loans (a)	Financial operations (b)	Total Exposure (a) + (b)	Risk weighted assets	Exposure in % of Equity
1	SOCIETE GENERALE	596	55	651	325	21%
2	CREDIT AGRICOLE S.A.	525	17	541	271	18%
3	LA REGION WALLONNE	520		520	104	17%
4	STATE OF BRANDENBURG	425		425		14%
5	BBVA MADRID		389	389	198	13%
6	BNG BANK N.V	300	93	393		13%
7	BPCE	296	83	379	190	12%
8	BNP PARIBAS	45	317	362	181	12%
9	EUROPEAN INVESTMENT BANK		344	344		11%
10	BANK PEKAO SA	325		325	163	11%
11	LLOYDS BANKING GROUP PLC		325	325	163	11%
	Total	3 033	1 621	4 654	1 593

•	Loans reported after CRM (without collateral) at nominal value and excluding accrued interest
•	“Financial operations” include Securities, Money market, Nostro, swap NPV and Swap add-on

Concentration - Large Exposure Concentration risk arises from too high a proportion of the portfolio being allocated to a specific country or obligor or to a particular type of instrument or individual transaction. Large exposure is the overall exposure (loans, securities, deposits and derivatives) to a single counterparty or a group of connected counterparties, exceeding 10% of prudential equity (paid-in capital, reserves and net profit). Prudential equity as at 31 December 2019 amounted to € 3.2 billion. In line with Basel Committee recommendations and European Union directives, the CEB ensures that no exposure to a counterparty or group of connected counterparties exceeds the limit of 25% of prudential equity, and that the cumulative total of large exposures does not exceed 800% of prudential equity. Sovereign exposure is excluded from the large exposure calculation and presented only for information purposes. As at 31 December 2019, there were 12 counterparties or groups of counterparties with exposure above 10% of prudential equity, or € 317 million, and were therefore considered as Large Exposure (11 counterparties in 2018). However, no counterparty or group of connected counterparties exceeded the limit of 25% of the CEB's prudential equity (as in 2018). As at 31 December 2019, the total amount outstanding to these counterparties stood at € 5.4 billion, i.e. 169% of the CEB's prudential equity, well below the 800% limit (€4.7 billion, i.e. 152% in 2018). When weighing the exposure by risk, no counterparty exceeded the limit of 10% of the prudential equity (one counterparty and €325 million in 2018). There would be no counterparty accounted for as Large Exposure the underlying risk quality were taken into account instead of the nominal exposure (only one at year-end 2018). Moreover, in that event, there would also be no counterparty above the 25% threshold. This is presented under the column "RWA exposure" in the table below. InmiXoneuros 2019 counterparty Loans (a) Financial operations (b) Total Exposure (a) + (b) Risk weighted assets Exposure in % of Equity JOEE GENERALE 575 34 610 305 19% 2 BPE 270 298 568 284 18% 3 cREDIT AGRICOLE SA. 531 12 543 271 17% 4 LA REGION WALLONNE 528 528 106 17% 5 BBVA MADRID 500 500 254 16% 6 STATE OF BRAN DEN BURG 425 425 13% 7 BANCO SANTANDERSA 321 90 411 210 13% 8 BNG BANK N.y 290 83 373 12% 9 LLOYDSBANKING GROUP PLC 370 370 185 12% 10 BANK PEKAO SA 360 360 180 11% Ii CASSA DEPOBTI E PRESrITI SDOETA 339 339 170 11% 12 cOOPERATIEVE RABOBANK UA 269 67 336 67 11% Total 3 907 1 454 5 361 2 031 In mWQon euws 2018 Count erparty Loans (a) Financial operations (b) Total Exposure (a) + (b) Risk weighted assets Exposure in % of Equity SDEE GENERALE 596 55 651 325 21% 2 CREDIT AGRICOLE SA. 525 17 541 271 18% 3 LA REGION WALLONNE 520 520 104 17% 4 SrA TE OF BRA N D EN BURG 425 425 14% 5 BBVA MADRID 389 389 198 13% 6 BNG BANK N.V 300 93 393 13% 7 BPCE 296 83 379 190 12% 8 BNP PARIBAS 45 317 362 181 12% 9 EUROPEAN INVESTMENT BANK 344 344 11% 10 BANK PEKAO CA 325 325 163 11% 11 LLOYDSBANKING GROUP PLC 325 325 163 11% Total 3 033 1 621 4 654 1 593 • Loans reported after CRM (without collateral) at nominal value and excluding accrued interest • "Financial operations" include Securities, Money market, Nostra, swap NPV and Swap add-an

26

FINANCIAL STATEMENTS 2019

■ CEB’s exposure to Public sector2

The following table displays the breakdown of the exposure to public sector counterparties by type of exposure (loans, securities).

				In million euros
		2019			2018
	Loans	Securities	Total	Loans	Securities	Total
EU countries
France	470	1 603	2 072	482	1 732	2 215
Spain	1 406	188	1 594	1 503	85	1 588
Belgium	1 002		1 002	843		843
Germany	841	448	1 289	803	448	1 251
Cyprus	443		443	484		484
Portugal	260		260	203		203
Finland	470	76	545	372	76	448
Italy	522	600	1 122	318	200	518
Lithuania	200		200	202		202
Ireland	353		353	288		288
Slovak Republic	567		567	403		403
Austria[2]
Luxembourg		42	42		42	42
Slovenia	49		49	50		50
Malta
Latvia	16		16	15		15
Estonia	7		7	11		11
Netherlands	450	199	650	537	234	772
Sub-total eurozone (a)	7 055	3 156	10 210	6 515	2 817	9 332

Others
Poland	870		870	894		894
Hungary	515		515	595		595
Romania	536		536	598		598
Croatia	335		335	336		336
Denmark	20		20	33		33
Sweden	281	8	288	105	8	112
Czech Republic	23	46	69	30	46	76
Bulgaria	207		207	197		197
Sub-total others (b)	2 786	54	2 840	2 789	53	2 842
Total EU countries (a) + (b)	9 841	3 209	13 050	9 304	2 870	12 174

Non EU countries
Turkey	1 404		1 404	1 415		1 415
Albania	101		101	99		99
Austria		89	89		88	88
Serbia	196		196	107		107
North Macedonia	96		96	89		89
Bosnia and Herzegovina	65		65	59		59
New Zealand		52	52		38	38
Moldova (Republic of)	27		27	28		28
Montenegro	40		40	28		28
Japan		94	94		48	48
Iceland	12		12	8		8
Georgia	1		1
Korea		4	4
Sub-total non EU Countries (c)	1 942	239	2 181	1 834	173	2 007
Supranational Institutions	12	652	664	5	746	751
Sub-total Supranationals (d)	12	652	664	5	746	751

Total (a)+(b)+(c)+(d)	11 795	4 100	15 895	11 143	3 789	14 932

•	Loans reported at nominal value and excluding accrued interest
•	Securities reported at nominal value and excluding accrued interest

*Non-CEB member state: guarantee and collaterals received on loan

2 Public sector includes States, Regional and Local authorities, State financial institutions and Special financial institutions.

FINANCIAL STATEMENTS 2019 • CEB's exposure to Public sector The following table displays the breakdown of the exposure to public sector counterparties by type of exposure (loans, securities). In million earns 2019 2018 Loans Securities Total Loans Securities Total EU Countries France 470 1 603 2072 482 1732 2215 Spain 1406 188 1594 1503 85 1588 Germany 841 448 1 289 803 448 1 251 Italy 522 600 1122 318 200 518 Belgium 1002 1002 843 843 Netherlands 450 199 650 537 234 772 Sovak Republic 567 567 403 403 Finland 470 76 545 372 76 448 Cyprus 443 443 484 484 Ireland 353 353 288 288 Portugal 260 260 203 203 Lithuania 200 200 202 202 Austria* 89 89 88 88 Slovenia 49 49 50 50 Luxembourg 42 42 42 42 Latvia 16 16 15 15 Estonia 7 7 11 11 Sub -total eurozone (a) 7 055 3 244 10 299 6 515 2905 9420 Others Poland 870 870 894 894 Romania 536 536 598 598 Hungary 515 515 595 595 Croatia 335 335 336 336 Sweden 281 8 288 105 8 112 Bulgaria 207 207 197 197 Czech Republic 23 46 69 30 46 76 Denmark 20 20 33 33 Sub -total others (b) 2786 54 2840 2789 53 2842 Total EU countries (a) + (b) 9 841 3 298 13 139 9304 2958 12262 Non-EU countries Turkey 1404 1404 1415 1415 Serbia 196 196 107 107 Albania 101 101 99 99 North Macedonia 96 96 89 89 Bosnia and Herzegovina 65 65 59 59 Montenegro 40 40 28 28 Moldova (Republic of) 27 27 28 28 Iceland 12 12 8 8 Georgia 1 1 Sub-total non-EU Countries (c) 1942 1942 1834 1834 Other countries Japan 94 94 48 48 New Zealand 52 52 38 38 Korea 4 4 Sub -total Other Countries (d) 150 150 85 85 Supranational Institutions 12 652 664 5 746 751 Sub -total Supranationals (e) 12 652 664 5 746 751 Total (a)+(b)+(c)+(d)+(e) 11 795 4100 15895 11143 3789 14932 • Loans reported at nominal value and excluding accrued interest • Securities reported at nominal value and excluding accrued interest Non-CEB member state: guarantee and collaterals received on loan

27

FINANCIAL STATEMENTS 2019

2. Market and liquidity risks

■ Interest rate risk

Interest rate risk is defined as the decrease in the Bank’s Economic Value of Equity (EVE) or earnings due to adverse movements in interest rates. Exposure to interest rate risk arises from timing differences between the contractual maturities or the repricing dates of financial instruments.

The main objective in managing interest rate risk is to maintain a balanced and sustainable revenue profile and to limit the volatility of the Bank’s economic value. The Bank establishes a target duration for own funds’ investments which is reviewed semi-annually.

The Bank’s balance sheet is managed in euros and can be broken down into two main sources of funding:

•	Equity-funded activity: managed by investing in fixed-rate euro-denominated instruments, whether securities in the Long-Term Portfolio or loans. The current target duration for own funds’ investments is seven years.
•	Debt-funded activity: managed with assets and liabilities converted into variable-rate instruments after hedging, using interest rate swaps (IRS) and currency swaps (CIRS). However, with the aim of optimising the funding cost, the Bank may decide to maintain assets and liabilities at fixed interest rates.

In line with Basel Committee recommendations, the Bank establishes indicators and sets limits to measure the impact of interest rate changes on both earnings and EVE. The Bank has defined limits on the following indicators: the duration of the Own Funds, the Economic Value Sensitivity including Own Funds (EVS) and the Earnings Sensitivity (EaS).

•	The duration of Own Funds must be positive and limited to eleven years. At the end of 2019, it was 5.7 years.
•	The Economic Value Sensitivity indicator[3] including Own Funds (EVS) measures the change in the EVE due to changes in interest rates. Thus, it evaluates the deviation between the assumed interest rate risk defined by the duration of own funds and the actual interest rate risk in the balance sheet. The EVS limit is set in absolute value at less than 0.5% of Own Funds[4]for a parallel shock of +/-10 basis points (bps), i.e. currently (+/-) € 17.1 million. At the end of 2019, the EVS reached -€ 0.3 million.
•	The Earnings Sensitivity indicator assesses the changes in earnings over a one year time horizon due to changes in interest rates. This indicator is developed in a dynamic mode, i.e. incorporating future activity. Changes in interest rates are defined as parallel interest rate shocks. The Earnings Sensitivity is limited to 0.08% of Own Funds for a +/-10bps change in interest rates. At the end of 2019, it was € 0.7 million.

In addition, the CEB uses the Gap analysis (Interest Rate and Index Gaps) and the marked-to-market sensitivity of the Treasury Securities portfolios.

Interest Rate Gap

The table below provides an Interest Rate Gap, i.e. a static view of the Bank’s interest rate risk exposure. The assets and liabilities are aggregated into buckets defined by their time to maturity or the time at which they reprice, i.e. the time the interest rate resets. The difference, or gap, between assets and liabilities in each time bucket, measures the sensitivity to interest rate movements.

•	Equity-funded activity: interest rate risk arises from the Long Term Portfolio invested in euro-denominated fixed-rate securities and from fixed-rate loans. These assets reprice at maturity mainly after 1 year.
•	Debt-funded activity: interest rate sensitivities of assets and liabilities are matched through micro-hedging strategies. These instruments primarily reprice in the short-term buckets (below 1 year). The interest rate risk arises from differences in timing between the contractual maturities or repricing dates of assets, and liabilities.

3 Including structural elements only.

4 Paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.

28

FINANCIAL STATEMENTS 2019

Interest Rate Risk amortising profile

In thousand euros
	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years	Undefined	Total .
31 December 2019
Assets
Cash in hand, balances with central banks	677 861						677 861
Financial assets at fair value through equity*	1 218 391	1 984 482	813 851			101 118	4 117 841
Financial assets at amortised cost
Loans*	2 986 432	9 775 399	1,409 336	262 767	992 066	381 267	15 807 267
Advances	1 293 967	578 509	299 000			(2 293)	2 169 183
Debt securities	212 623		110 000	577 800	1 125 343	(48 228)	1 977 538
Deposits of guarantees paid	176 297						176 297
Other assets						1 215 804	1 215 804
Sub-total of assets	6 565 572	12 338 390	2 632 187	840 567	2 117 409	1 647 666	26 141 791
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	(53 333)					(100 606)	(153 940)
Debt securities in issue*	(6 822 571)	(12 139 863)	(356 430)		(1 000 000)	(909 203)	(21 228 068)
Deposits of guarantees received	(571 444)						(571 444)
Provisions						(320 501)	(320 501)
Other liabilities						(779 035)	(779 035)
Sub-total of liabilities	(7 447 349)	(12 139 863)	(356 430)		(1 000 000)	(2 109 345)	(23 052 987)
Equity						(3 088 804)	(3 088 804)
Net during the period	(881 777)	198 526	2,275 757	840 567	1 117 409	(3 550 483)
Cumulative net during the period	(881 777)	(683 250)	1 592 507	2 433 074	3 550 483
*after hedging

Index Gap

The Index Gap measures the tenor basis risk, i.e. the exposure to relative changes in interest rates for financial instruments that have the same reference curve but different tenors. At the end of 2019, the CEB has a tenor basis risk essentially due to instruments indexed to the Euribor 3M rate, the Euribor 6M rate and the EUR Eonia rate.

Sensitivity of the Treasury Securities portfolios due to interest rate changes

The CEB measures the marked-to-market changes of its Treasury Securities portfolios due to changes in interest rates. At the end of 2019:

•	Long-Term portfolio: the marked-to-market of this portfolio would decrease by € 14.7 million for a parallel shift of interest rates of +10bps. It would decrease by € 267 million for a parallel shift of +200bps.
•	Short and Medium-Term Liquidity portfolios: the marked-to-market of these portfolios is not very sensitive to interest rate movement because they consist of investments either fair value hedged or with a remaining maturity up to one year.

Sensitivity of the Treasury Securities portfolios due to credit spread changes

The marked-to-market of the Short and Medium-Term Liquidity portfolios would decrease by € 10.8 million for a parallel shift of credit spreads of +10bps and by € 202 million for a shift of +200bps. These variations of marked-to-market would impact the Bank’s Equity as these portfolios are recorded at fair value through equity.

■ Foreign exchange risk

The foreign exchange (FX) risk is the potential loss on ‘on- and off-balance-sheet’ positions arising from unfavourable movements in FX rates.

The CEB's strategy is not to take any foreign exchange position and systematically hedge assets and liabilities into euros. The residual risk, arising from carrying interest in currencies other than euro, is monitored and hedged on a monthly basis. The net open position by currency is limited to the equivalent of € 1 million at the end of each month. At the end of 2019, it was below this limit in all foreign currencies.

2 public sector includes States, Regional and Local authorities, State financial institutions and Special financial institutions. Interest Rote Risk omortising profile In thousand earns 31 December 2019 Up to 1 month 1 to 3 months 3 months up to 1 year Ito 5 years More than 5 years Undefined Total Assets Cash in hand, balanceswith central banks 677 861 677 861 Financial assetsat fair value through equity 1 218 391 1 984 482 813 851 101 116 4117841 Financial assetsat amortised cost Loans* 2986432 9775399 1409336 262767 992088 381 267 15807267 Advances 1 293 967 578 509 299 000 (2293) 2169183 Debt securities 212 623 110 000 577 800 1125343 (48 228) 1977538 Deposit sot guarantees paid 176 297 176 297 Other assets 1215804 1215804 Sub-total of assets 6 565 572 12338390 2 632 187 040 567 2 117 409 1 647 666 26141 791 Liabilities Finandal liabilitiesat amortised cost Amountsowed to credit inst it at ions and to customers (53 333) (100 606) (153 940) Debt securitiesin issue' (6822571) (12 139 863) (356430) (1 000 000) (909 203) (21 228 068) Depositsof guarantees received (571 444) (571 444) Provisions (320 501) (320 501) Other liabilities (779 035) (779 035) Sub-total of liabilities (7447349) (12 139 863) (356 430) (1 000 000) (2 109 345) (23 052 987) Equity (3088804) (3088 804) Net during the period (881 777) 198 526 2275757 840 567 1117409 (3550483) Cumulative net during the period (881 777) (683 250) 1 592 507 2433074 3550483 after hedging Index Gap The Index Gap measures the tenor basis risk, i.e. the exposure to relative changes in interest rates for financial instruments that have the same reference curve but different tenors. At the end of 2019, the CEB has a tenor basis risk essentially due to instruments indexed to the Euribor 3M rate, the Euribor 6M rate and the E(JR Eonia rate. Sensitivity of the Treasury Securities portfolios due to interest rate changes The CEB measures the marked-to-market changes of its Treasury Securities portfolios due to changes in interest rates. At the end of 2019: Long-Term portfolio: the marked-to-market of this portfolio would decrease by € 14.7 million for a parallel shift of interest rates of +10bps. It would decrease by € 267 million for a parallel shift of +200bps. .%Short and Medium-Term Liquidity portfolios: the marked-to-market of these portfolios is not very sensitive to interest rate movement because they consist of investments either fair value hedged or with a remaining maturity up to one year. Sensitivity of the Treasury Securities portfolios due to credit spread changes The marked-to-market of the Short and Medium-Term Liquidity portfolios would decrease by € 10.8 million for a parallel shift of credit spreads of +10bps and by € 202 million for a shift of +200bps. These variations of marked-to-market would impact the Bank's Equity as these portfolios are recorded at fair value through equity. • Foreign exchange risk The foreign exchange (FX) risk is the potential loss on 'on- and off-balance-sheet' positions arising from unfavourable movements in FX rates. The CEB's strategy is not to take any foreign exchange position and systematically hedge assets and liabilities into euros. The residual risk, arising from carrying interest in currencies other than euro, is monitored and hedged on a monthly basis. The net open position by currency is limited to the equivalent of € 1 million at the end of each month. At the end of 2019, it was below this limit in all foreign currencies.

29

FINANCIAL STATEMENTS 2019

							In thousand euros
Breakdown by currency	Assets	Liabilities	Derivative Instruments	Net position 2019	Assets	Liabilities	Derivative Instruments	Net Position 2018
Swiss franc	29 523	371 058	342 485	950	44 868	357 408	313 320	780
Pound Sterling	113 667	2 054 799	1 941 997	865	99 768	1 950 387	1 851 543	924
US Dollar	313 661	5 433 267	5 120 375	769	149 947	5 707 169	5 557 930	708
Japanese Yen	297 163	2	(296 602)	559	269 261	(2)	(268 621)	642
Other currencies	1 400 041	703 756	(695 525)	760	1 181 301	507 528	(673 051)	722
Total	2 154 055	8 562 882	6 412 730	3 903	1 745 145	8 522 490	6 781 121	3 776

The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant.

■ Liquidity risk

Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due. This risk may be significant because, unlike commercial banks, the CEB does not collect customer deposits, and does not have access to refinancing through central banks.

Thus, liquidity risk management at the Bank plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions constrain access to long-term funding in the markets. The Bank maintains a prudent approach by establishing liquidity indicators at different time horizons and by holding sufficient liquid assets to withstand potential periods without access to the market under extreme market conditions while continuing its regular activity.

The Bank ensures that it holds a liquidity reserve composed of highly-rated liquid securities whose market value and liquidity would be preserved during adverse market conditions. Most of these securities are eligible as High-Quality Liquid Assets (HQLA) under the “Liquidity Coverage Ratio” (LCR) framework. At the end of 2019, the amount of HQLA after haircut was € 3.6 billion.

The Bank’s funding strategy is to avoid any significant gap between the maturity profile of assets and liabilities and to diversify the debt issuance programmes, the funding markets and the investor’s base. This strategy is pursued within the annual borrowing authorisation approved by the Administrative Council.

Liquidity risk indicators and limits

The CEB’s liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the liquidity gap (the liquidity curve) and the liquidity ratios. These indicators are calculated under severe stress scenarios that include disruptions in the repayment of loans, no access to the market for new funding, contingent collateral requirements due to adverse valuation of the derivatives portfolio and a decline in the valuation of the Treasury Securities portfolios.

•	The Self-Sufficiency Period (SSP) is the key metric to control short-term liquidity risk. It assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market, without sale/repoing of its available liquid assets. The minimum Self-Sufficiency Period is 6 months. At the end of 2019, it reached 9 months.
•	The Survival Horizon (SH) assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available liquid assets in the market. The minimum Survival Horizon is 12 months with a comfort zone between 18 and 24 months. At the end of 2019, it reached 19 months.

Similar to the liquidity gap indicators, the Short-Term Liquidity Ratios (STLR) compare sources of liquidity to its uses at precise time horizons, i.e. 1 month, 3 months, 6 months and 1 year. Finally, the CEB monitors the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR) requirements.

In 2019, in the context of the shift to two-way margin requirements on its derivative contracts, the CEB developed a new stress test model to assess the contingent collateral requirements due to adverse changes in the valuation of the derivative portfolio.

In thousand euros Net Net Derivative Derivative Breakdown by currency Assets Liabilities position Assets Liabilities position Instruments Instruments 2019 2018 SNissfranc 29523 371058 342485 950 44868 357408 313320 780 Pound Sterling 113667 2054799 1 941 997 865 99768 1 950 387 1 851 543 924 (JSDollar 313661 5433267 5120375 769 149947 5707169 5557930 708 Japanese Yen 297 163 2 (296 602) 559 269261 (2) (268621) 642 Other currencies 1 400 041 703 756 (695 525) 760 1181 301 507 528 (673 051) 722 Total 2154055 8 562 882 6412730 3 903 1 745 145 8 522 490 6781121 3 776 The table above shows that, after taking hedging instruments into account, residual FX exposure is not significant. • Liquidity risk Liquidity risk is the risk of incurring losses resulting from the inability to meet payment obligations in full and in a timely manner when they become due. This risk may be significant because, unlike commercial banks, the CEB does not collect customer deposits, and does not have access to refinancing through central banks. Thus, liquidity risk management at the Bank plays a crucial role in safeguarding financial flexibility, especially when adverse market conditions constrain access to long-term funding in the markets. The Bank maintains a prudent approach by establishing liquidity indicators at different time horizons and by holding sufficient liquid assets to withstand potential periods without access to the market under extreme market conditions while continuing its regular activity. The Bank ensures that it holds a liquidity reserve composed of highly-rated liquid securities whose market value and liquidity would be preserved during adverse market conditions. Most of these securities are eligible as High-Quality Liquid Assets (HQLA) under the "Liquidity Coverage Ratio" (LCR) framework. At the end of 2019, the amount of HQLA after haircut was € 3.6 billion. The Bank's funding strategy is to avoid any significant gap between the maturity profile of assets and liabilities and to diversify the debt issuance programmes, the funding markets and the investor's base. This strategy is pursued within the annual borrowing authorisation approved by the Administrative Council. Liquidity risk indicators and limits The CEB's liquidity risk tolerance is transposed into comprehensive risk indicators and supported by adequate limits. The main indicators are the liquidity gap (the liquidity curve) and the liquidity ratios. These indicators are calculated under severe stress scenarios that include disruptions in the repayment of loans, no access to the market for new funding, contingent collateral requirements due to adverse valuation of the derivatives portfolio and a decline in the valuation of the Treasury Securities portfolios. • The Self-Sufficiency Period (SSP) is the key metric to control short-term liquidity risk. It assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market, without sale/repoing of its available liquid assets. The minimum Self-Sufficiency Period is 6 months. At the end of 2019, it reached 9 months. • The Survival Horizon (SH) assesses the time period during which the Bank is able to fulfil its stressed expected net cash outflows stemming from ongoing business operations without access to the market but including the sale/repoing of its available liquid assets in the market. The minimum Survival Horizon is 12 months with a comfort zone between 18 and 24 months. At the end of 2019, it reached 19 months. Similar to the liquidity gap indicators, the Short-Term Liquidity Ratios (STLR) compare sources of liquidity to its uses at precise time horizons, i.e. 1 month, 3 months, 6 months and 1 year. Finally, the CEB monitors the Liquidity Coverage Ratio (LCR) and the Net Stable Funding Ratio (NSFR) requirements. In 2019, in the context of the shift to two-way margin requirements on its derivative contracts, the CEB developed a new stress test model to assess the contingent collateral requirements due to adverse changes in the valuation of the derivative portfolio.

30

FINANCIAL STATEMENTS 2019

Maturity profile of financial assets and liabilities

The table below shows the maturity profile of financial assets and liabilities. Undiscounted principal and interest cash flows are presented until the contractual final maturity of the financial instruments (loans, borrowing and derivatives). Cash flows are presented on a net basis for interest rate swaps and on a gross basis for other swaps. Interest cash-flows are projected based on the interest rates curve prevailing on the closing date.

In thousand euros

	Current outstanding			Non-current outstanding		Total
31 December 2019	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	677 861					677 861
Financial assets at fair value through equity	506 330	780 070	984 798	948 070	918 303	4 137 571
Financial assets at amortised cost
Loans	(186 414)	202 805	2 089 070	7 753 400	6 514 507	16 373 368
Advances	1 292 318	578 195	298 279			2 168 792
Debt securities	75 620	4 472	168 516	788 783	1 356 157	2 393 549
Deposits of guarantees paid	176 297					176 297
Sub-total of assets	2 542 012	1 565 542	3 540 664	9 490 253	8 788 967	25 927 438
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	963	8 659	15 610	89 116	37 724	152 072
Debt securities in issue	965 659	954 600	1 670 996	12 586 108	5 230 221	21 407 584
Deposits of guarantees received	571 444					571 444
Social Dividend Account	48 544					48 544
Sub-total of liabilities	1 586 610	963 259	1 686 606	12 675 224	5 267 945	22 179 644
Off-balance sheet
Financing commitments	(409 500)	(234 980)	(1 793 050)	(3 361 419)	(644 327)	(6 443 277)
Term financial instruments
To be received	1 143 154	1 322 464	899 811	7 661 057	871 306	11 897 793
To be paid	(1 179 709)	(1 279 660)	(754 882)	(7 162 937)	(950 752)	(11 327 940)
Sub-total of off-balance sheet	(446 055)	(192 176)	(1 648 121)	(2 863 299)	(723 773)	(5 873 423)

Total	509 347	410 108	205 938	(6 048 271)	2 797 250	(2 125 629)

In thousand euros

	Current outstanding			Non-current outstanding		Total .
1 January 2019	Up to 1 month	1 to 3 months	3 months up to 1 year	1 to 5 years	More than 5 years
Assets
Cash in hand, balances with central banks	450 181					450 181
Financial assets at fair value through equity	179 080	1 058 316	1 005 353	904 985	1 021 696	4 169 429
Financial assets at amortised cost
Loans	59 751	171 919	1 874 552	7 742 822	5 671 462	15 520 506
Advances	705 302	269 689	404 217			1 379 207
Debt securities	5 620	4 464	213 615	871 653	1 521 927	2 617 280
Deposits of guarantees paid	367 359					367 359
Sub-total of assets	1 767 292	1 504 388	3 497 737	9 519 460	8 215 084	24 503 962
Liabilities
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	117 599	6 667	6 667	53 333		184 266
Debt securities in issue	15 688	1 105 365	2 408 480	10 920 677	5 473 259	19 923 470
Deposits of guarantees received	387 572					387 572
Social Dividend Account	52 178					52 178
Sub-total of liabilities	573 037	1 112 031	2 415 147	10 974 011	5 473 259	20 547 486
Off-balance sheet
Financing commitments	(485 000)	(653 000)	(1 452 500)	(2 899 980)	(789 098)	(6 279 578)
Term financial instruments
To be received	238 182	1 039 826	2 645 786	6 690 760	759 138	11 373 692
To be paid	(236 279)	(1 060 660)	(2 558 526)	(6 484 936)	(909 405)	(11 249 806)
Sub-total of off-balance sheet	(483 097)	(673 834)	(1 365 240)	(2 694 156)	(939 365)	(6 155 692)

Total	711 158	(281 478)	(282 650)	(4 148 706)	1 802 460	(2 199 216)

31

FINANCIAL STATEMENTS 2019

3. Operational risk

The CEB implemented an Operational Risk Management Policy to codify its approach to identifying, measuring, controlling, and reporting operational risks. This document lays down sound practices to ensure that operational risk is managed in an effective and consistent manner across the CEB.

Operational risk is defined as the risk of potential loss resulting from inadequate or failed internal processes, people and systems or from external events and includes legal risk. Moreover, the CEB takes into account reputational risks linked to its activities.

By deliberately choosing to apply Basel Committee Recommendations and best practices, the Bank is committed to continuously assessing its operational risk and to implementing the appropriate mitigating measures.

The operational risk framework of the CEB is reviewed and approved at the meetings of the semi-annual Committee for Operational Risks and Organisation (CORO). Chaired by the Governor and composed of the Senior Management, the CORO sets acceptable levels for the operational risks run by the CEB and ensures that Directors take the necessary steps to monitor and control these risks within their respective directorates. The operational risk capital charge is calculated and presented in the quarterly risk management report.

In close cooperation with the various business lines, the Operational Risk Division is in charge of coordinating the day-to-day management of operational risks. The whole framework is centrally and electronically managed: the risks and their evaluation follow a predefined methodology, risk mitigation measures and action plans. The collection of operational risk incidents, including "near misses", is also integrated in order to ensure the effectiveness of the control framework and to complete the risk mapping and assessment.

The Operational Risk Division ensures that the permanent internal control framework is adequate in terms of design and effectiveness. Each Directorate reports on an annual basis on the efficiency of its respective permanent control environment after performing tests on key controls covering the main risks. The results are reported to the CORO.

The Operational Risk Division is also responsible for modelling procedures, in collaboration with the business lines, so as to maintain a comprehensive procedure and control map. A dedicated intranet site gives all staff access to procedures.

To hedge against disruption of its business activities, the CEB has a Business Continuity Plan (BCP) in place. This plan comprises a crisis management plan and an underlying technical framework, including data centres emergency dealing room, user back-up positions, telecommuting solutions, and business line specific plans.

In the calculation of capital requirements, the CEB adopted the Basic Indicator Approach (proposed under Basel II). The Bank calculates this capital charge on the basis of the average net banking income over the previous three years. This charge is compared to prudential equity.

As at 31 December 2019, the operational risk capital charge amounted to € 23.4 million, stable compared to € 23.2 million as at 31 December 2018.

32

FINANCIAL STATEMENTS 2019

4. Prudential framework

As a multilateral development bank (MDB), the CEB is not subject to its member states' regulatory framework, the Basel Committee recommendations or European Union directives. However, it is the Bank’s policy to follow Best Banking Practices (BBB), taking into account the Bank’s MDB status, by making all necessary adjustments. To this end, the Bank has established a set of Prudential Ratios to assess and monitor the risks arising from its activities.

The ratios and indicators are organised around six main areas: capital, leverage, liquidity, market credit risk, interest rate risk and foreign exchange rate risk.

Capital

■ Capital Adequacy Ratio (CAR), under the Standardised Approach, measures the Bank’s Prudential Equity (EP)5 versus total Risk-Weighted Assets6 (RWA). The Bank defines and monitors this ratio to ensure that it holds sufficient capital to absorb unexpected losses embedded in its operations arising from credit, market, and operational risks.

The CAR reached 30.3% as at the end of December 2019, slightly decreasing from 30.4% at year-end 2018 owing to a decrease in RWA in the loans and finance activity, and a proportional increase in subscribed capital.

Although the actual floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure first rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and considers a comfort zone at a level above 25%. Finally, credit risk for the bulk of capital requirements stands at 94.5%, split among credit risk in the loan portfolio (80.9%) and credit risk on finance operations (13.6%).

This ratio is calculated as follows:

Capital Adequacy Ratio =	Prudential Equity
Risk-Weighted Assets

- Prudential Equity: paid-in capital, reserves and net profit

- Risk-Weighted Assets: ∑ [Exposure at Default x risk-weighted factor]

■ Gearing Ratio (GR) is the ratio of loans outstanding after swap and guarantees to Own Funds7 and establishes a volume ceiling (instead of a risk ceiling) to the Bank’s loan activity. This ratio is primarily intended to provide a benchmark to other multilateral development banks’ volume of loans.

Gearing Ratio =	Loans Outstanding after swaps and guarantees
Own Funds

- Own funds: subscribed capital, reserves and net profit

For a ceiling of 2.5 times Own Funds, the Bank could lend up to € 20.1 billion. The ratio stood at 1.92 at the end of 2019 compared to 1.85 at the end of 2018 due to an increase in the loan portfolio and a slightly smaller increase in Own Funds.

Leverage

■ Indebtedness Ratio (IR) compares total debt outstanding (after swap) to prudential equity (Ep). Total debt outstanding includes debt evidenced by a security, European Commercial Papers (ECPs), bank advances and term deposit accounts, excluding collaterals. The limit is established at 10 times Ep, i.e. € 31.7 billion. The ratio stood at 6.42 as at the end of 2019 (2018: 6.25), due to the debt increasing at a narrowly higher rate than the equity.

■ Treasury Asset Ratio (TAR) compares total financial assets (after swap) to prudential equity. Total financial assets comprise the outstanding amounts in the securities portfolios (long-term, mid-term and short-term) after swap, bank deposits, repos and "nostro" accounts, excluding collaterals. The limit is fixed at 5 times the CEB’s Prudential Equity, i.e. € 15.9 billion. The ratio stood at 2.68 as at 31 December 2019, slightly above the level registered as at 31 December 2018 (2.63).

[6]	Risk-Weighted Assets are a bank's assets or off-balance-sheet exposures, weighted according to risk. Assets are weighted according to the external credit rating or the Bank's own risk models.
[7]	CEB’s Own Funds: Subscribed capital, Reserves and Net profit.

33

Liquidity

■ Short-Term Liquidity Ratios measure the Bank's capacity to handle its net liquidity requirements over an extended market disruption or economic downturn at different periods of time. The analysis of potential “liquidity gaps” between sources8 (liquid assets) and uses9 (liquidity requirements) of cash is done on a forward-looking basis over different periods: one, three, six and twelve months, and thereafter stressed for adverse market and economic conditions by applying risk haircuts depending on the asset class, rating and maturity. The minimum level of liquid assets is set at 100% of net liquidity requirements for each timeframe.

As at 31 December 2019, the short-term liquidity ratio stood as follows: 358% for a one-month period (2018: 570%), 237% for a 3-month period (2018: 227%), 186% for a 6-month period (2018: 169%) and 139% for the one-year period (2018: 124%).

■ Self-Sufficiency Period measures the time period during which the Bank is able to fulfil its stressed expected net cash outflows without access to the market for new funding or without the sale-repoing of assets. The floor is set out at > 6 months.

The indicator reached 9 months as at 31 December 2019, compared to 10 months as at 31 December 2018.

Market Credit Risk

■ Minimum Internal Rating defines the minimum rating at purchase date under which the Bank may enter into transactions with issuers, obligors and counterparties. The Bank’s Minimum Internal Rating for short-term investments is > 7.0 (A-)10 and for long-term investments is > 8.0 (A+)11. As at 31 December 2019 there were no counterparties/transactions with a minimum rating below the defined threshold at purchase date, as at 31 December 2018; therefore, the Bank’s internal rating was within its fixed limits.

Interest Rate Risk

■ Economic Value Sensitivity measures the change in the economic value of the Bank, including own funds (market risk (MR))12 due to an interest rate shock of +/- 10 basis points. Its absolute value is fixed at < 0.5% of own funds (MR), i.e. € 17.1 million. The Economic Value Sensitivity was -€ 0.3 million at 31 December 2019 compared to € 0.8 million for an absolute value of € 16.6 million as at 31 December 2018, therefore within its fixed limits.

Foreign Exchange Rate Risk

■ Spot Net Open Position13 measures the total asset amount minus total liability amount in a foreign currency, including both on-and off-balance sheet positions. Its absolute value is fixed at < € 1 million per currency. The spot net open position in each currency was below the approved limit as at 31 December 2019, as at 31 December 2018.

[8]	Sources of cash: drawdown of unrestricted cash and short-term inter-bank placements, repayment or sale of unencumbered high quality liquid securities and repayment of loans.
[9]	Uses of cash: issue repayments, financing commitments disbursements and requirements to give back cash received as collateral on derivatives (collateral amounts).
[10]	For maturities below 3 months, the minimum internal rating may be 6.0 (BBB) for sovereign bonds and 6.5 (BBB+) for short-term bonds and deposits.
[11]	For maturities up to 2 years, the minimum internal rating is 7.0 (A-) for bonds issued by sovereigns, sub-sovereigns, agencies, supranationals and financial institutions.
[12]	Own Funds (MR): paid-in capital, reserves, net profit, amount on the Social Dividend Account and provisions for post-employment benefits.
[13]	At the end of the month.
34

FINANCIAL STATEMENTS 2019

NOTE D - Financial instruments at fair value through profit or loss and hedging derivative financial instruments

The Bank’s hedging derivatives for which the hedging relationship is not recognised by IFRS 9 are recorded under the balance sheet heading "Financial instruments at fair value through profit or loss".

The Bank’s hedging derivatives recognised under IFRS 9 as fair value hedges or cash flow hedges are recorded in the balance sheet under the heading "Hedging derivative financial instruments". These operations hedge the financial assets and liabilities (loans, financial assets at fair value through equity and debt securities in issue).

Term financial instruments comprises interest rate, currency and forward exchange swaps.

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted its valuation methods related to:

-	the counterparty’s credit risk within the fair value of derivative financial assets (Credit Valuation Adjustment – CVA);
-	own credit risk within the valuation of derivative financial liabilities (Debit Valuation Adjustment – DVA); and
-	own credit risk within the valuation of debt securities in issue (Own Credit Adjustment – OCA).

As at 31 December 2019, the CEB recorded a fair value adjustment of derivative instruments in the amount of € 148 thousand under assets for the DVA (31 December 2018: € 241 thousand) and of € 603 thousand under liabilities for the CVA (31 December 2018: € 967 thousand). These adjustments are recorded by the counterparty in the income statement.

The OCA is an adjustment to be made to debt instruments issued which are designated at fair value in order to reflect CEB’s risk of default. Since the debt securities issued by the CEB are all designated at amortised cost, the OCA equals zero.

The following table presents the fair value of these financial instruments:

	In thousand euros
31 December 2019	Positive . market. value .	Negative . market. value .

Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	1 738	(61)
Foreign exchange derivative financial instruments	311 416	(186 676)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	148
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(603)

Total	313 302	(187 340)

Hedging derivative financial instruments
Interest rate derivative financial instruments	636 950	(494 854)
Foreign exchange derivative financial instruments	201 296	(36 606)

Total	838 246	(531 460)

	In thousand euros
1 January 2019	Positive. market. value.	Negative. market. value.

Financial instruments at fair value through profit or loss
Interest rate derivative financial instruments	8 634	(146)
Foreign exchange derivative financial instruments	247 977	(434 166)
Value adjustment for own credit risk (Debit Valuation Adjustment - DVA)	241
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)		(967)

Total	256 852	(435 279)

Hedging derivative financial instruments
Interest rate derivative financial instruments	586 052	(354 261)
Foreign exchange derivative financial instruments	124 596	(88 570)

Total	710 648	(442 831)

35

FINANCIAL STATEMENTS 2019

NOTE E - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their accounting valuation rules and their fair values:

In thousand euros
31 December 2019	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net .. book.. value .	Fair .. value .

Assets
Cash in hand, balances with central banks				677 861	677 861	677 861
Financial instruments at fair value through profit or loss	313 302				313 302	313 302
Hedging derivative financial instruments	838 246				838 246	838 246
Financial assets at fair value through equity		4 116 697	1 144		4 117 841	4 117 841
Financial assets at amortised cost
Loans and advances				17 976 450	17 976 450	17 976 450
Debt securities				1 977 538	1 977 538	2 380 866

Total financial assets	1 151 548	4 116 697	1 144	20 631 850	25 901 239	26 304 567

Liabilites
Financial instruments at fair value through profit or loss	187 340				187 340	187 340
Hedging derivative financial instruments	531 460				531 460	531 460
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				153 940	153 940	153 940
Debt securities in issue				21 228 068	21 228 068	21 295 703
Social Dividend Account				48 544	48 544	48 544

Total financial liabilities	718 800			21 430 551	22 149 352	22 216 987

In thousand euros
1 January 2019	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net.. book.. value .	Fair.. value .

Assets
Cash in hand, balances with central banks				450 113	450 113	450 113
Financial instruments at fair value through profit or loss	256 852				256 852	256 852
Hedging derivative financial instruments	710 648				710 648	710 648
Financial assets at fair value through equity		4 098 276	952		4 099 228	4 099 228
Financial assets at amortised cost
Loans and advances				16 262 367	16 262 367	16 262 367
Debt securities				2 138 720	2 138 720	2 508 571

Total financial assets	967 500	4 098 276	952	18 851 200	23 917 928	24 287 779

Liabilites
Financial instruments at fair value through profit or loss	435 279				435 279	435 279
Hedging derivative financial instruments	442 831				442 831	442 831
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				184 266	184 266	184 266
Debt securities in issue				19 533 779	19 533 779	19 668 476
Social Dividend Account				52 178	52 178	52 178

Total financial liabilities	878 110			19 770 223	20 648 333	20 783 030

None of the securities classified under financial assets at fair value through equity or debt securities at amortised cost categories has been pledged in 2019 and  2018.

36

FINANCIAL STATEMENTS 2019

NOTE F - Market value measurement of financial instruments

Following the application of IFRS 13 "Fair value measurement", the CEB adjusted the fair value measurement framework of its financial instruments by including its counterparty risk (CVA) and its own credit risk (DVA and OCA), as mentioned in Note D.

The Bank’s financial assets and liabilities are grouped in a three-level hierarchy reflecting the reliability of their fair value measurement.

Level 1: liquid assets and liabilities as well as financial instruments with quoted price in active markets;

Level 2: financial instruments whose market value is measured using valuation techniques based on observable parameters;

Level 3: financial instruments whose market value is measured using valuation techniques that include unobservable parameters; this level includes:

-	debt securities in issue containing embedded derivatives in level 3, for which there is no market price available.
-	derivative instruments covering structured issues, whose valuation requires complex models which are notably sensitive to unobservable market data.
-	loans whose conditions for disbursements are equivalent to those applied by other supranational financial institutions. Given its preferred creditor status, the Bank does not sell this type of receivables. Furthermore, changes in market rates have very little impact on the fair value of these operations as the majority of loans are at variable interest rate (including hedging transactions). The Bank therefore estimates that the fair value of these assets corresponds to their net book value.

Financial instruments measured at their fair values are presented in the table below:

In thousand euros
31 December 2019	Level 1.	Level 2.	Level 3.	Total .

Assets
Cash in hand, balances with central banks	677 861			677 861
Financial instruments at fair value through profit or loss		313 302		313 302
Hedging derivative financial instruments		838 246		838 246
Financial assets at fair value through equity	3 017 208	1 100 633		4 117 841
Financial assets at amortised cost
Loans and advances			17 976 450	17 976 450
Debt securities	2 380 866			2 380 866

Total financial assets	6 075 935	2 252 181	17 976 450	26 304 566

Liabilites
Financial instruments at fair value through profit or loss		187 340		187 340
Hedging derivative financial instruments		531 460		531 460
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	100 607	53 333		153 940
Debt securities in issue	20 984 827	310 876		21 295 703
Social Dividend Account	48 544			48 544

Total financial liabilities	21 133 978	1 083 009		22 216 987

In thousand euros
1 January 2019	Level 1.	Level 2.	Level 3.	Total.

Assets
Cash in hand, balances with central banks	450 113			450 113
Financial instruments at fair value through profit or loss		256 852		256 852
Hedging derivative financial instruments		710 648		710 648
Financial assets at fair value through equity	2 567 614	1 531 614		4 099 228
Financial assets at amortised cost
Loans and advances			16 262 367	16 262 367
Debt securities	2 501 246	7 325		2 508 571

Total financial assets	5 518 973	2 506 439	16 262 367	24 287 779

Liabilites
Financial instruments at fair value through profit or loss		435 279		435 279
Hedging derivative financial instruments		442 831		442 831
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers	117 599	66 667		184 266
Debt securities in issue	19 043 670	624 806		19 668 476
Social Dividend Account	52 178			52 178

Total financial liabilities	19 213 447	1 569 583		20 783 030

37

FINANCIAL STATEMENTS 2019

NOTE G - Offsetting financial assets and financial liabilities

As at 31 December 2019, no operation was subject to offsetting in the balance sheet of the CEB. The Bank has no offsetting agreements meeting the criteria of the amendment to IAS 32.

The following table presents net amounts of financial assets and liabilities, as well as their net amounts after taking into account transactions under framework agreements (cash deposits or securities received under collateral agreements on swaps and loans), as required by the amendment to IFRS 7:

In thousand euros
31 December 2019	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net . amounts .

Assets
Loans at amortised cost	15 807 267		(499 775)	15 307 493
Derivative financial instruments	1 151 548	(571 649)	(59 496)	520 403
Deposits of guarantees given	176 297	(176 397)		(100)
Other assets not subject to offsetting	9 006 679			9 006 679

Total assets	26 141 791	(748 046)	(559 271)	24 834 474

Liabilities
Derivative financial instruments	718 800	(176 397)		542 403
Deposits of guarantees received	571 444	(571 649)		(205)
Other liabilities not subject to offsetting	21 762 743			21 762 743

Total liabilities	23 052 987	(748 046)		22 304 941

In thousand euros
1 January 2019	Net amounts of financial assets and liabilities	Cash given / received as collateral	Securities received as collateral	Net . amounts .
Assets
Loans at amortised cost	14 882 674		(543 407)	14 339 267
Derivative financial instruments	967 500	(387 641)	(71 910)	507 949
Deposits of guarantees given	367 311	(367 470)		(159)
Other assets not subject to offsetting	8 130 521			8 130 521

Total assets	24 348 006	(755 111)	(615 317)	22 977 578

Liabilities
Derivative financial instruments	878 110	(367 470)		510 640
Deposits of guarantees received	387 478	(387 641)		(163)
Other liabilities not subject to offsetting	20 036 254			20 036 254

Total liabilities	21 301 842	(755 111)		20 546 731

38

FINANCIAL STATEMENTS 2019

NOTE H - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

As at 31 December 2019, financial assets at fair value through equity consist of Debt securities in the amount of € 4.1 billion (1 January 2019: € 4.1 billion) and Equity instruments in the amount of € 1.1 million (1 January 2019: € 1.0 million).

	In thousand euros
	31/12/2019	1/1/2019
Financial assets at fair value through equity
Gross book value	4 006 942	4 027 185
Unrealised gains or losses	111 304	72 483
Impairment (*)	(405)	(440)

Total	4 117 841	4 099 228

(*) of which stage 1	(405)	(440)
of which stage 2
of which stage 3

Financial assets at amortised cost

In thousand euros
	31/12/2019	1/1/2019

Loans to credit institutions
Gross book value	8 842 084	8 718 518
Impairment	(5 467)	(6 009)
Net book value	8 836 617	8 712 509
Loans to customers
Gross book value	6 623 776	5 944 302
Impairment	(6 957)	(7 355)
Net book value	6 616 819	5 936 947
Value adjustment to loans hedged by derivative instruments	353 831	233 218

Total loans	15 807 267	14 882 674

Advances
Advances repayable on demand - gross book value	9 013	22 865
Impairment	(3)	(8)
Net book value	9 009	22 857
Advances with agreed maturity dates or periods of notice - gross book value	2 160 290	1 356 907
Impairment	(116)	(71)
Net book value	2 160 174	1 356 836

Total advances	2 169 183	1 379 693

Debt securities
Gross book value	1 977 664	2 138 936
Impairment	(126)	(216)
Net book value	1 977 538	2 138 720

Total debt securities	1 977 538	2 138 720

At 31 December 2019, loans are guaranteed up to the amount of € 7.0 billion (1 January 2019: € 7.0 billion). These guarantees could be either in the form of securities or signed commitments.

39

FINANCIAL STATEMENTS 2019

Financial assets at amortised cost by stage

				In thousand euros
	31/12/2019			1/1/2019
	Gross book value	Impairement	Net book value	Gross book value	Impairement	Net book value

Loans to credit institutions	8 842 084	(5 467)	8 836 617	8 718 518	(6 009)	8 712 509
Stage 1	8 842 084	(5 467)	8 836 617	8 718 518	(6 009)	8 712 509
Stage 2
Stage 3

Loans to customers	6 623 776	(6 957)	6 616 819	5 944 302	(7 355)	5 936 947
Stage 1	6 623 776	(6 957)	6 616 819	5 944 302	(7 355)	5 936 947
Stage 2
Stage 3

Advances	2 169 303	(120)	2 169 183	1 379 772	(79)	1 379 693
Stage 1	2 169 303	(120)	2 169 183	1 379 772	(79)	1 379 693
Stage 2
Stage 3

Debt securities	1 977 664	(126)	1 977 538	2 138 936	(216)	2 138 720
Stage 1	1 977 664	(126)	1 977 538	2 138 936	(216)	2 138 720
Stage 2
Stage 3

40

FINANCIAL STATEMENTS 2019

Loans outstanding and financing commitments by country

The breakdown of outstanding loans and financing commitments by borrower’s country location, whether subsidised or not by the Social Dividend Account, is presented in the table below:

					In thousand euros
	Outstanding				Financing commitments
Breakdown by borrower's country location	31/12/2019%		1/1/2019%		31/12/2019	1/1/2019

Poland	1 945 432	12.61	1 992 005	13.62	687 700	777 924
Spain	1 865 321	12.09	1 960 699	13.41	596 047	818 500
Turkey	1 435 500	9.30	1 466 648	10.03		165 000
France	1 201 098	7.79	1 317 854	9.01	401 723	428 330
Belgium	1 001 900	6.49	842 956	5.76	230 000	142 500
Germany (1)	850 793	5.51	802 551	5.49	1 002 808	580 148
Slovak Republic	721 592	4.68	525 211	3.59	63 037	215 037
Netherlands	719 492	4.66	594 607	4.06	375 025	222 083
Romania	587 976	3.81	653 632	4.47	277 082	319 372
Czech Republic	561 343	3.64	487 398	3.33	150 000	175 000
Italy (2)	551 529	3.57	376 246	2.57	675 221	585 000
Hungary	515 196	3.34	594 983	4.07	67 301	123 864
Finland	498 915	3.23	412 167	2.82	95 000	110 000
Cyprus	443 123	2.87	483 532	3.31	147 049	118 549
Ireland	352 911	2.29	288 342	1.97	85 000	255 000
Croatia	335 211	2.17	335 719	2.29	259 314	56 988
Sweden	280 578	1.82	104 958	0.72	336 722	311 720
Portugal	272 376	1.77	203 148	1.39	254 000	239 000
Serbia	244 277	1.58	142 097	0.97	165 712	74 911
Bulgaria	235 515	1.53	221 443	1.51	100 000	160 000
Lithuania	199 809	1.30	201 659	1.38	144 014	35 000
North Macedonia	104 293	0.68	101 894	0.70	57 264	71 401
Albania	101 379	0.66	99 003	0.68	6 980	20 580
Slovenia	100 144	0.65	101 683	0.70	75 000	35 000
Iceland	100 131	0.65	106 217	0.73		5 000
Bosnia and Herzegovina	73 798	0.48	66 415	0.45	48 340	53 763
Montenegro	39 652	0.26	35 885	0.25	44 692	37 783
Moldova (Republic of)	36 005	0.23	38 362	0.26	49 248	51 125
Denmark	20 000	0.13	33 333	0.23
Latvia	16 100	0.10	15 301	0.10	23 400	77 000
Georgia	8 750	0.06	8 124	0.06	15 598	14 000
Estonia	7 313	0.05	10 686	0.07

Total	15 427 452	100.00	14 624 758	100.00	6 433 277	6 279 578

(1)	of which € 5.2 million outstanding in favour of target countries as at 31 December 2019 (1 January 2019: € 6.8 million)
(2)	of which € 35.9 million outstanding in favour of target countries as at 31 December 2019 (1 January 2019: € 53.5 million)
41

FINANCIAL STATEMENTS 2019

Loans outstanding and financing commitments by country, with SDA interest rate subsidies or loan guarantee

Outstanding loans and financing commitments, with Social Dividend Account interest rate subsidies or loan guarantee, are detailed below by borrowers’ country location:

In thousand euros
	Outstanding		Financing commitments
Breakdown by borrowers' country location	31/12/2019	01/01/2019	31/12/2019	01/01/2019

Turkey	459 000	420 000		60 000
Poland	173 501	180 130	14 288	15 288
Romania	102 927	121 584	7 621	11 121
Bosnia and Herzegovina	68 795	58 387	37 340	42 763
Albania	60 898	71 122
Moldova (Republic of)	26 772	27 750	10 933	12 811
Croatia	25 100	27 515	9 314	19 164
North Macedonia	17 738	13 472	5 262	10 303
Serbia	10 576	13 420
Italy	5 600	7 000
Bulgaria	4 827	5 586
Georgia	3 082	1 574	2 500

Total	958 816	947 540	87 258	171 450

The interest rate subsidies are presented in the Note L.

NOTE I - Tangible and intangible assets

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total.
Gross book value
At 1 January 2019	36 448	14 694	9 269	22 820	83 231
Additions	196	662	161	5 055	6 074
Other movements (*)	1 035	(154)	(1 567)	(766)	(1 453)
At 31 December 2019	37 679	15 202	7 863	27 109	87 852
Depreciation
At 1 January 2019		(10 232)	(7 559)	(9 868)	(27 659)
Charge for the year (*)	(279)	(827)	(884)	(2 795)	(4 786)
Other movements			1 650	766	2 416
At 31 December 2019	(279)	(11 059)	(6 793)	(11 897)	(30 029)

Net book value
At 31 December 2019	37 400	4 143	1 070	15 211	57 824

				In thousand euros
	Land and buildings	Fixtures	Other	Intangible assets	Total .
Gross book value
At 1 January 2018	36 344	14 460	8 553	17 840	77 197
Additions	104	410	1 007	4 980	6 501
Other movements		(176)	(291)		(467)
At 31 December 2018	36 448	14 694	9 269	22 820	83 231
Depreciation
At 1 January 2018		(9 503)	(6 866)	(7 912)	(24 281)
Charge for the year		(896)	(993)	(1 956)	(3 845)
Other movements		167	300		467
At 31 December 2018		(10 232)	(7 559)	(9 868)	(27 659)

Net book value
At 31 December 2018	36 448	4 462	1 710	12 952	55 572

(*) Land and building include the lease of the office located at 55 avenue Kléber in Paris, the only lease that is impacted by the application of IFRS 16. As at 31 December 2019, the gross value of the right-of-use amounts to € 1.0 million and the amortisation to - € 279 thousand.

42

FINANCIAL STATEMENTS 2019

NOTE J - Other assets and other liabilities

In thousand euros
	31/12/2019	1/1/2019

Other assets
Deposits of guarantees given (*)	176 297	367 311
Prepaid expenses	2 296	4 851
Sundry debtors	3 316	2 291
Sundry assets	820	53

Total	182 729	374 506

Other liabilities
Deposits of guarantees received (*)	571 444	387 478
Sundry creditors	3 993	3 126
Sundry liabilities (**)	7 697	5 300

Total	583 134	395 904

(*) The Bank receives and gives guarantees in the form of deposits or securities in relation to collateralisation contracts. As at 31 December 2019, the CEB:

-	received € 571.4 million of guarantees in form of deposits (1 January 2019: € 387.5 million) and € 559.3 million in form of securities (1 January 2019: € 615.5 million),
-	paid € 176.3 million of guarantees in form of deposits (1 January 2019: € 367.4 million).

(**) Of which € 1.0 million of gross value of the lease payments, recognised as lease liability and - € 279 thousand of amortisation, in accordance with IFRS 16.

NOTE K - Financial liabilities at amortised cost

In thousand euros
	31/12/2019	1/1/2019

Amounts owed to credit institutions and to customers
Interest-bearing accounts	100 606	117 599
Borrowings and term deposits	53 334	66 667

Total	153 940	184 266

Debt securities in issue at amortised cost
Bonds	20 452 833	18 890 274
Interest payable	174 450	236 613
Value adjustment to debt securities in issue hedged by derivative instruments	600 785	406 892

Total	21 228 068	19 533 779

Development of customers' interest-bearing accounts

Within the framework of numerous bilateral and multilateral contribution agreements signed with donors, the CEB receives contributions in order to finance, through grants, activities in line with its objectives. The contributions received from donors are deposited on accounts opened in the CEB’s books.

In general, most of the contributions are provided by member states of the CEB and the European Union.

The Bank fulfils the role of account manager. As such, it processes and records the movements affecting the accounts and controls the available balances. Within the framework of these activities, the CEB may receive management fees.

The CEB is not exposed to credit risk on these accounts since it does not commit itself to provide a grant to a beneficiary without having first received a contribution commitment from one or more donors.

As at 31 December 2019, the Bank managed 26 interest-bearing accounts (2018: 25) with a total balance of € 100.6 million (2018: € 117.6 million). The resources on these accounts amount to € 352.1 million (2018: € 326.9 million) while disbursements stand at € 251.5 million (2018: € 209.3 million).

43

FINANCIAL STATEMENTS 2019

The table below provides a summary of the movements and commitments on the accounts administered by the CEB, distributed according to two categories:

•	Programs/Accounts funded by donor countries,
•	Programs/Accounts funded entirely or mainly by the European Union.
In thousand euros
	Resources(1)	Disbursements(2)	31/12/2019	Commitments to be received(3)	Commitments to be paid(3)
Programs/Accounts funded by donor countries	36 459	(28 518)	7 941	1 000	3 831
Programs/Accounts funded entirely or mainly by the European Union	315 605	(222 940)	92 665	42 919	125 824
Total	352 064	(251 458)	100 606	43 919	129 655

In thousand euros
	Resources(1)	Disbursements(2)	1/1/2019	Commitments to be received(3)	Commitments to be paid(3)
Programs/Accounts funded by donor countries	38 663	(25 328)	13 335		6 094
Programs/Accounts funded entirely or mainly by the European Union	288 267	(184 003)	104 264	84 733	135 726
Total	326 930	(209 331)	117 599	84 733	141 820

(1)	Consists of contributions received from donors and accrued interest,
(2)	Consists of grants disbursed to projects, fees and funds returned to donors,
(3)	The commitments to be received and to be paid refer to on-going projects only.

The table below presents the detail of the interest-bearing accounts distributed according to the same three categories:

					In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2019	1/1/2019

Programs/Accounts funded by donor countries

Italian Fund for Innovative Projects	Italy	2017	1 000	(41)	959	959
Migrant and Refugee Fund	Albania, Bosnia and Herzegovina, Bulgaria, Cyprus, Czech Republic, France, Germany, Holy See, Hungary, Iceland, Ireland, Italy, Liechtenstein, Lithuania, Luxembourg, Malta, Norway, Poland, San Marino, Slovak Republic, Spain, Sweden, EIB, CEB	2015	28 415	(25 459)	2 956	8 638
Slovak Inclusive Growth Account	Slovak Republic	2016	3 000	(917)	2 083	1 692

Spanish Social Cohesion Account	Spain	2009	4 044	(2 101)	1 943	2 046

Sub-total Programs/Accounts funded by donor countries			36 459	(28 518)	7 941	13 335

44

FINANCIAL STATEMENTS 2019

					In thousand euros
Program/Account	Donor(s)	Opening year	Resources	Disbursements	31/12/2019	1/1/2019

Programs/Accounts funded entirely or mainly by the European Union

Accounts linked to the Regional Housing Program (RHP)
RHP Fund Country Account - BiH	European Union, Germany, Italy	2012	58 392	(41 206)	17 186	17 531
RHP Fund Country Account - BiH & SRB	Switzerland	2019	850	(21)	829
RHP Fund Country Account - Croatia	European Union	2013	9 303	(8 608)	695	1 603
RHP Fund Country Account - Montenegro	European Union, Germany	2013	3 500	(2 306)	1 194	1 814
RHP Fund Country Account - Serbia	European Union, Germany	2013	60 608	(38 337)	22 271	18 973
RHP Fund Regional Account	European Union, Turkey, United States of America	2012	47 257	(36 354)	10 903	12 306
RHP Fund Sub-Regional Account	Denmark, European Union, Germany, Luxembourg, Norway, Switzerland	2012	53 096	(36 554)	16 542	16 349
RHP Implementation	European Union	2013	25 120	(24 660)	460	1 275
RHP Implementation 2	European Union	2017	10 053	(7 193)	2 860	4 004
RHP Implementation Support Fund Account	Switzerland	2019	500		500
RHP Implementation Support Fund - ODA Account	Germany	2019	1 000		1 000
Special Account RHP Republic of Cyprus	Cyprus	2012	50	(1)	49	49
Special Account RHP Hungary	Hungary	2014	30	(1)	29	29
Special Account RHP Slovak Republic	Slovak Republic	2012	40	(21)	19	27

Eastern Europe Energy Efficiency and Environment Partnership (E5PR)
Reconstruction - rehabilitation of public schools and increasing energy efficiency in Tbilisi, Georgia	European Union Other Donors	2016

European Local Energy Assistance Facility (ELENA)
CEB-ELENA 2012	European Union	2012	1 000	(381)	619	409

Facility for Refugees in Turkey (FRIT)
Turkey Refugee Account	European Union	2017	30 000	(13 161)	16 839	28 846

Instrument for Pre-Accession Assistance (IPA) / Western Balkans Investment Framework (WBIF)
IPA 2009 Rural Roads Albania Special Account	European Union	2010	9 176	(9 176)
WBIF: construction of prison facilities in Serbia	European Union Other Donors	2015	1 430	(981)	449	579
WBIF: vulnerable persons living in collective accomodation in Bosnia and Herzegovina	European Union Other Donors	2014	1 200	(979)	221	471
WBIF: Construction of physical education facilities in secondary schools (LD1611)	European Union Other Donors	2012	1 000	(1 000)
WBIF: Construction of physical education facilities in primary schools (LD1732)	European Union Other Donors	2012	2 000	(2 000)

Sub-total Programs/Accounts funded entirely or mainly by the European Union			315 605	(222 940)	92 665	104 264

Total Interest-bearing accounts			352 064	(251 458)	100 606	117 599

45

FINANCIAL STATEMENTS 2019

NOTE L - Social Dividend Account

The Bank uses the SDA to finance four types of grants:

- interest rate subsidies on loans granted by the Bank,

- guarantees to support the Bank’s financing of high social impact projects,

- technical assistance within the framework of projects financed by the CEB,

- grant contributions.

Grants financed by the SDA are approved by the Administrative Council of the Bank, except technical assistance grants smaller than or equal to € 300 thousand, which are approved by the Governor.

Grants can be up to € 2 million each, with the exception of grant contributions which are limited to € 500 thousand. Annual approvals per country, all windows combined, cannot exceed 10% of SDA resources available for approval.

At 31 December 2019, the breakdown of these sub-accounts is the following:

In thousand euros
SDA windows	31/12/2019	1/1/2019

Subsidies on loans approved	17 817	20 938
Available for subsidy	2 064	1 942

Interest rate subsidies on loans	19 881	22 880
Guarantees on loans approved	13 000	11 000
Available for guarantees	7 272	9 217

Loan guarantees	20 272	20 217
Approvals for technical assistance	1 640	1 824
Available for technical assistance	4 781	5 292

Technical assistance	6 421	7 116
Approved grant contributions
Available for grant contributions	1 970	1 965

Grant contributions	1 970	1 965

Total	48 544	52 178

Funding

The SDA can be funded by:

a)	contributions received from CEB’s member states through dividends of a social nature, when the Bank's annual profit is allocated,
b)	voluntary contributions from the Bank's member states, upon approval by the Administrative Council, and
c)	voluntary contributions from Council of Europe member states and from non-member states or international institutions, upon approval by the Governing Board and the Administrative Council.
46

FINANCIAL STATEMENTS 2019

NOTE M - Provisions

In thousand euros
	31/12/2019	1/1/2019

Provisions
Provision on social commitments	318 781	254 942
Impairment relating to financing commitments (Note S)	1 720	2 663

Total	320 501	257 605

Movements in provision on social commitments

The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2019 based on individual data as at 30 June 2019.

The financial situation relating to post-employment benefits is presented below:

	In thousand euros
	Pension scheme
Provision as at 1 January 2019	213 821	41 121	254 942
Service cost	10 126	2 637	12 763
Interest cost related to discounted commitments	4 332	826	5 158
Changes in actuarial differences recognised directly in equity	42 523	7 883	50 406
Benefits paid	(3 263)	(1 225)	(4 488)
Provision as at 31 December 2019	267 539	51 242	318 781

	Pension scheme
Provision as at 1 January 2018	197 121	37 104	234 225
Service cost	9 369	3 258	12 627
Interest cost related to discounted commitments	4 526	849	5 375
Changes in actuarial differences recognised directly in equity	5 518	637	6 155
Benefits paid	(2 713)	(727)	(3 440)
Provision as at 1 January 2019	213 821	41 121	254 942

The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below:

Sundry information	2019	2018
Interest discount rate	1.50%	2.25%
Inflation rate	1.75%	1.75%
Pensions revaluation rate	1.75%	1.75%
Salary increase rate	3.50%	3.50%
Medical care employer's contribution rate	6.28%	6.28%
Average duration	22.57	22.19

NOTE M -Provisions In thousand euro s 31/1212019 0110112019 Provisions Provision on social commitments 318 781 254 942 Impairment relating to financing commitments (Note 1 720 2 663 Total 320 501 257 605 Movements in provision on social commitments The Bank administers a pension scheme and other post-employment benefits concerning a health care scheme, a fiscal adjustment scheme and a termination of service scheme. The amount of the commitment in relation to each post-employment benefit is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out as at 31 December 2019 based on individual data as at 30 June 2019. The financial situation relating to post-employment benefits is presented below: In thousand cures Other post- Pension employment scheme benefits Total Provision as at 1 January 2019 213 821 41 121 254 942 Service cost 10 126 2 637 12763 Interest cost related to discounted commitments 4 332 826 5 158 Changes in actuarial differences recognised directly in equity 42 523 7883 50 406 Benefits paid (3 263) (1 225) (4 488) Provision as at 31 December 2019 267 539 51 242 318 781 Other post-Pension employment scheme benefits Total Provision as at 1 January 2018 197 121%37 104 234 225 Service cost 9 369%3 258 12627 Interest cost related to discounted commitments 4 526% 849 5 375 Changes in actuarial differencasrecognised directly in equity 5518% 637 6 155 Benefits paid (2 713)%(727) (3440) Provision as at 1 January 2019 213 821%41 121 254 942 The main assumptions used in assessing the commitment relative to the post-employment benefits are shown below: Sundry information 2019 2018 Interest discount rate 1.50% 2.25% Inflation rate 1.75% 1.75% Pensions revaluation rate 1.75% 1.75% Salary increase rate 3.50% 3.50% Medical care employer's contribution rate 6.28% 6.28% Average duration 22.57 22.19

47

Sensitivity test

The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2019, as well as the service cost, the interest cost and the estimated benefits for the year 2019, calculated based on a change of the discount rate assumption of -/+ 0.25%:

In thousand euros
Pension scheme	PBO 31/12/2019	Service cost 2020	Interest cost on PBO 2020	Estimated benefits 2020	PBO 31/12/2020
Discount rate -0.25%	282 133	11 810	3 495	(5 129)	292 309
Discount rate +0.25%	253 973	10 349	4 400	(5 122)	263 600

As at 31 December 2019, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 5.5%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.1% at that date.

				In thousand euros
Other post-employment benefits	PBO 31/12/2019	Service cost 2020	Interest cost on PBO 2020	Estimated benefits 2020	PBO 31/12/2020
Discount rate -0.25%	54 130	2 377	666	(1 712)	55 461
Discount rate +0.25%	48 566	2 067	835	(1 712)	49 756

As at 31 December 2019, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 5.6%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.2% at that date.

NOTE N - Capital

Capital management

In conformity with its Articles of Agreement (Article III), any European State (member or non-member state of the Council of Europe) and any international institution with a European focus may, upon the conditions established by the Governing Board, become a member of the Bank.

The Bank issues participating certificates denominated in euros to which members subscribe. Each certificate has the same nominal value of € 1 000.

The accession procedures consist in addressing a declaration to the Secretary General of the Council of Europe stating that the applicant endorses the Bank’s Articles of Agreement and subscribes the number of participating certificates fixed in agreement with the Governing Board. Any state becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe,
-	pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The Governing Board establishes the provisions for the subscription and paying in of capital as well as provisions regarding any capital increase. The terms and conditions for the potential withdrawal of a member state are defined in the CEB’s Articles of Agreement (Article XV). The Bank has never received such kind of request. Based on this and according to IAS 32 as amended in February 2008, the participating certificates are classified as equity instruments.

The subscription to the Bank’s capital and reserves shall be calculated based on the contribution rate of the applicant countries to the budget of the Partial Agreement of the Council of Europe on the CEB.

The Bank’s subscribed capital is composed of paid-in capital and callable capital. The paid-in capital is the portion of the capital to be paid at the accession to the Bank upon the Governing Board’s decision following a proposal by the Administrative Council. Since its inception, the Bank has never withdrawn any subscribed capital.

The Bank’s capital adequacy in terms of risks linked to its operations is assessed through a prudential framework organised around various ratios (see chapter 4 in note C).

Sensitivity test The table below provides information on the sensitivity of the commitment (Projected Benefit Obligation - PBO) in respect of the post-employment benefits as evaluated as at 31 December 2019, as well as the service cost, the interest cost and the estimated benefits for the year 2019, calculated based on a change of the discount rate assumption of-1+ 0.25%: Inthousand euros PBO Service cost.Interest cost.Estimated PBO Pension scheme 31/1212019 2020.on PBO 2020 benefits 2020 31112/2020 Discount rate-0.25% 282 133 11810.3495.(5129) 292 309 Discount rate +0.25% 253 973 10349.4400.(5122) 263 600 As at 31 December 2019, a decrease in the discount rate of 0.25% would have resulted in an increase of the pension commitment of 5.5%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.1% at that date. Inthousand euros Service cost.Estimated PBO PBO Interest cost. Other post-employment benefits 31/1212019 on PBO 2020 benefits 2020 2020.31/12/2020 Discount rate -0.25% 54130 2 377.666.(1 712) 55461 Discount rate +0.25% 48566 2067.835.(1 712) 49756 As at 31 December 2019, a decrease in the discount rate of 0.25% would have resulted in an increase of the commitment relating to other post-employment benefits of 5.6%. A 0.25% increase in the discount rate would have resulted in a decrease of this commitment of 5.2% at that date.

48

FINANCIAL STATEMENTS 2019

Capital breakdown by member state is presented below:

				In thousand euros
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital

France	915 770	814 114	101 656	16.735%
Germany	915 770	814 114	101 656	16.735%
Italy	915 770	814 114	101 656	16.735%
Spain	597 257	530 958	66 299	10.914%
Turkey	388 299	345 197	43 102	7.096%
Netherlands	198 813	176 743	22 070	3.633%
Belgium	164 321	146 083	18 238	3.003%
Greece	164 321	146 083	18 238	3.003%
Portugal	139 172	123 724	15 448	2.543%
Sweden	139 172	123 724	15 448	2.543%
Poland	128 260	114 023	14 237	2.344%
Denmark	89 667	79 712	9 955	1.639%
Finland	69 786	62 039	7 747	1.275%
Norway	69 786	62 039	7 747	1.275%
Bulgaria	62 459	55 526	6 933	1.141%
Romania	59 914	53 264	6 650	1.095%
Switzerland	53 824	43 229	10 595	0.984%
Ireland	48 310	42 948	5 362	0.883%
Hungary	44 788	39 816	4 972	0.818%
Czech Republic	43 037	38 260	4 777	0.786%
Luxembourg	34 734	30 878	3 856	0.635%
Serbia	25 841	22 973	2 868	0.472%
Croatia	21 376	19 003	2 373	0.391%
Cyprus	19 882	17 676	2 206	0.363%
Slovak Republic	18 959	16 854	2 105	0.346%
Albania	13 385	11 899	1 486	0.245%
Latvia	12 808	11 387	1 421	0.234%
Estonia	12 723	11 311	1 412	0.233%
North Macedonia	12 723	11 311	1 412	0.233%
Lithuania	12 588	11 191	1 397	0.230%
Slovenia	12 295	10 930	1 365	0.225%
Iceland	10 144	9 018	1 126	0.185%
Malta	10 144	9 018	1 126	0.185%
Georgia	9 876	8 780	1 096	0.180%
Bosnia and Herzegovina	9 689	8 614	1 075	0.177%
Montenegro	6 584	5 853	731	0.120%
Kosovo	6 559	5 831	728	0.120%
Moldova (Republic of)	5 488	4 878	610	0.100%
San Marino	4 867	4 206	661	0.089%
Liechtenstein	2 921	2 374	547	0.053%
Holy See	137	107	30	0.003%

Total 2019	5 472 219	4 859 802	612 417	100.000%
Total 2018	5 472 219	4 859 802	612 417

The earnings per participating certificate for 2019 amount to € 19.13 (€ 17.81 for 2018).

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FINANCIAL STATEMENTS 2019

NOTE O - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under "Net gains or losses from financial instruments at fair value through profit or loss" (Note Q).

Interest income and expenses from fair value hedging derivatives are shown with the income and expenses arising from those items for which they provide risk coverage.

				In thousand euros
	2019			2018
	Income	Expenses	Net .	Income	Expenses	Net.

Financial assets at fair value through equity
Debt securities transactions	28 735	(4 231)	24 504	28 291	(7 062)	21 229
Hedging derivatives financial instruments	8 851	(33 315)	(24 464)	9 952	(34 719)	(24 767)
Sub-total	37 586	(37 546)	40	38 243	(41 781)	(3 538)

Loans and advances at amortised cost
Loans	150 284	(1)	150 283	142 845	(9)	142 836
Hedging derivatives financial instruments	12 419	(131 918)	(119 499)	13 951	(122 908)	(108 957)
Advances	54 099	(13 056)	41 043	37 429	(11 480)	25 949
Sub-total	216 802	(144 975)	71 827	194 225	(134 397)	59 828

Debt securities at amortised cost
Debt securities transactions	62 432		62 432	64 941	(4)	64 937
Sub-total	62 432		62 432	64 941	(4)	64 937

Amounts owed to credit institutions and to customers
Interest-bearing accounts	2 372	(139)	2 233	1 351	(158)	1 193
Sub-total	2 372	(139)	2 233	1 351	(158)	1 193

Debt securities in issue at amortised cost
Bonds		(349 303)	(349 303)		(349 767)	(349 767)
Hedging derivatives financial instruments	402 802	(28 284)	374 518	394 336	(12 277)	382 059
Sub-total	402 802	(377 587)	25 215	394 336	(362 044)	32 292

Other interest expenses and similar charges		(5 158)	(5 158)		(5 376)	(5 376)

Interest margin	721 994	(565 405)	156 589	693 096	(543 760)	149 336

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FINANCIAL STATEMENTS 2019

NOTE P - Segment information

The CEB is a multilateral development bank with a social vocation. It grants loans to finance projects in its member states. This activity is funded by public issues and private placements.

Within this ambit, the Bank holds a single operational field of activity. It intervenes in geographical areas where its contribution is most needed, particularly in Central and Eastern European countries, which constitute the target countries.

Its activity of project financing is conducted exclusively in Europe. However, for other financial operations, in particular its public issues, the CEB operates in Europe as well as in other continents. Therefore, these operations are not shown in the table below.

The interest on loans is broken down by borrowers’ country location as follows:

	In thousand euros
Breakdown by borrowers' country location	2019	2018

Poland	22 250	18 673
Turkey	18 722	19 190
Romania	11 370	13 181
Hungary	8 731	9 056
Croatia	5 270	5 847
Lithuania	4 646	5 050
Cyprus	4 008	4 196
Slovak Republic	3 476	3 521
Albania	2 058	2 158
Serbia	1 582	1 514
Bosnia and Herzegovina	1 326	1 252
Czech Republic	1 172	1 064
North Macedonia	916	896
Moldova (Republic of)	798	837
Bulgaria	747	521
Latvia	654	752
Montenegro	362	235
Slovenia	270	287
Estonia	260	357
Georgia	192	237
Malta		123

Sub-total target countries	88 810	88 947

Belgium	19 612	19 890
Spain	9 052	8 834
Germany	7 442	7 202
France	7 307	6 954
Netherlands	5 079	1 694
Portugal	4 620	4 696
Ireland	3 200	2 205
Italy	1 713	433
Iceland	1 308	1 297
Sweden	1 265	127
Finland	797	472

Sub-total other countries	61 395	53 804

Target countries through other countries	78	94

Total	150 283	142 845

Outstanding loans by country are presented in Note H.

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FINANCIAL STATEMENTS 2019

NOTE Q - Net gains or losses from financial instruments at fair value through profit or loss

Net gains from financial instruments at fair value through profit or loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under "Interest margin" (Note O).

	In thousand euros
	2019	2018

Net result from fair value hedging instruments	40 563	43 980
Revaluation of hedged items attributable to hedged risks	(38 995)	(41 923)
Result from financial instruments at fair value through profit or loss	(1 355)	(2 055)
Revaluation of exchange positions	182	358
Value adjustment for own credit risk (Debit Valuation Adjustment – DVA)	(93)	(402)
Value adjustment for the risk of the counterparty (Credit Valuation Adjustment - CVA)	364	(195)

Total	665	(237)

NOTE R - General operating expenses

In thousand euros
	2019	2018

Wages and salaries	(25 167)	(23 708)
Social charges and pension costs	(11 902)	(11 638)
Other general operating expenses	(11 958)	(11 772)

Total	(49 027)	(47 118)

As at 31 December 2019, the Bank staff was composed of: 4 appointed officials (Governor and Vice-Governors) and 206 professional staff. As at 31 December 2018: 3 appointed officials (Governor and Vice-Governors) and 206 professional staff.

NOTE S - Cost of risk

The general impairment valuation model used by the CEB is based on the following two steps:

▪	assess whether there is a significant increase in credit risk since initial recognition, and
▪	measure the impairment allowance on the 12-month expected losses basis if there has been no significant increase in credit risk since initial recognition or on the full lifetime expected losses basis (i.e. expected loss at maturity) if there has been a significant increase in credit risk since initial recognition.

These two steps must be based on forward-looking approach.

Significant increase in credit risk

The assessment of the significant increase in credit risk is measured at the level of each transaction based on indicators and thresholds that vary according to the type of counterparty and its internal rating.

The indicator used to assess the significant increase in credit risk is the counterparty's internal credit rating. The internal rating system is described in Note C (Credit Risk section). The assessment is based on a relative criterion namely the number of notches of downgrades compared to the original rating. However, where the transaction was already present in the bank's portfolio as at 1 January 2018, the criterion for assessing a significant increase in credit risk is absolute according to the internal credit rating at the valuation date.

In both cases, the deterioration in credit quality is considered significant, and the transaction is classified in stage 2, if the internal credit rating at the valuation date is 3.5 or below. However, sovereigns are systematically classified in stage 1 given the CEB's Preferred Creditor Status.

Assets are considered in default and classified in stage 3 in the event of a payment delay of more than 90 days.

52

FINANCIAL STATEMENTS 2019

Forward-looking approach

The Bank takes forward-looking information into account in measuring Expected Credit Losses ("ECL").

The Bank has chosen to use three macroeconomic scenarios, covering a wide range of potential future economic conditions. Currently, the scenarios are defined by Moody's Analytics and updated on a monthly basis.

The main macroeconomic variables are the evolution of GDP in the euro area and the evolution of stock markets in Europe. The modelling of macroeconomic variables over the projection horizon is based on Monte Carlo simulations using an autoregressive model with two variables and three lags.

The scenarios used under IFRS 9 are as follows:

▪	a base scenario, which describes the most likely economic situation over the 5-year projection horizon;
▪	an adverse scenario, which reflects the impact of the materialisation of risks weighing on the base scenario, resulting in a less favourable economic situation. This scenario is defined as the 10% quantile in Monte Carlo simulations of GDP growth in the euro area;
▪	a favourable scenario, which reflects the materialisation of risks resulting in a better economic situation. This scenario is defined as the 90% quantile in Monte Carlo simulations of GDP growth in the euro area.

In order to arrive at a balanced estimate of the provisions, the probability of occurrence of the favourable scenario is equal to the probability of occurrence of the adverse scenario.

The weights assigned to the scenarios are as follows:

▪	60% for the base scenario,
▪	20% for the adverse scenario, and
▪	20% for the favourable scenario.

Cost of risk for the period

	In thousand euros
	2019	2018

Net allowances to impairment - capital	1 965	(2 819)
Net allowances to impairment - interest	7	(14)

Total	1 972	(2 833)

Detail of the cost of risk for the period

	In thousand euros
	2019	2018

Balances with central banks	(18)	(14)
Financial assets at fair value through equity	35	(178)
Financial assets at amortised cost
Loans	941	(2 155)
Advances	(41)	62
Debt securities	90	(88)
Other assets	22	(16)
Financing commitments	943	(444)

Total	1 972	(2 833)

Cost of risk of unimpaired outstanding	1 972	(2 833)
of which stage 1	1 972	(3 928)
of which stage 2		1 095
Cost of risk of impaired outstanding - stage 3

53

FINANCIAL STATEMENTS 2019

Changes in impairment over the period

In thousand euros
	Impairment on outstanding amounts with expected 12 months losses (stage 1)	Impairment on outstanding amounts with lifetime expected losses (stage 2)	Impairment on doubtful outstanding amounts (stage 3)	Total
As at 1 January 2019	(16 879)			(16 879)

Net allowances to impairment
Financial assets acquired during the period	(2 961)			(2 961)
Financial assets derecognised during the period	1 208			1 208
Transfer to stage 2
Transfer to stage 3
Transfer to stage 1
Other allowances/reversals without stage transfer	3 725			3 725

As at 31 December 2019	(14 907)			(14 907)

NOTE T - Financing commitments given or received

In thousand euros
	31/12/2019	1/1/2019

Financing commitments given
To credit institutions	934 595	911 522
To customers	5 508 682	5 368 056

Total financing commitments given	6 443 277	6 279 578

Impairment of financing commitments given	1 720	2 663
of which stage 1	1 720	2 663
of which stage 2
of which stage 3

No financing commitment received was recorded as at 31 December 2019.

NOTE U - Post-balance sheet events

No material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2019 and the closing date of the accounts by the Governor on 2 March 2020.

54